SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Fastenal Company

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2001 Theurer Boulevard

Winona, Minnesota 55987-0978

(507) 454-5374

February 23, 2012

Dear Fellow Shareholders:

I am pleased to invite you to attend our annual meeting to be held at Fastenal’s offices at 2001 Theurer Boulevard, Winona, Minnesota, commencing at 10:00 a.m., central time, on Tuesday, April 17, 2012.

The notice of annual meeting and the proxy statement, which follow, describe the matters to come before the annual meeting. During the annual meeting, we will also review the activities of the past year and items of general interest about Fastenal and will be pleased to answer your questions. Please join us for lunch immediately following the annual meeting.

This year we are again taking advantage of a Securities and Exchange Commission rule allowing us to furnish our proxy material over the internet. If you are a shareholder who holds shares in an account with a broker (also referred to as shares held in ‘street name’), you will receive a notice regarding availability of proxy materials by mail from your broker. The notice will tell you how you can access our proxy materials and provide voting instructions to your broker over the internet. It will also tell you how to request a paper or e-mail copy of our proxy materials. If you are a shareholder whose shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A. (a ‘registered shareholder’), you will continue to receive a copy of our proxy materials by mail as in previous years.

We hope that you will be able to attend the annual meeting in person and we look forward to seeing you. Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly.

Sincerely,

Robert A. Kierlin
Chairman of the Board

FASTENAL COMPANY

Notice of Annual Meeting of Shareholders

DATE & TIME	Tuesday, April 17, 2012 at 10:00 a.m. (central time)

PLACE	Fastenal Company 2001 Theurer Boulevard Winona, Minnesota 55987 (meeting held in the warehouse)

ITEMS OF BUSINESS

1. The election of a board of directors consisting of nine members to serve until the next regular meeting of shareholders or until their successors have been duly elected and qualified.

2. The ratification of the selection of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2012.

3. An advisory vote on a non-binding resolution to approve the compensation of certain of our executive officers disclosed in this proxy statement.

4. The approval of an amended and restated Fastenal Company Incentive Plan.

5. The approval of an amendment to our restated articles of incorporation to require a majority vote for the election of directors.

6. The transaction of such other business as may properly be brought before the annual meeting.

RECORD DATE	You may vote at the annual meeting if you were a shareholder of record at the close of business on February 22, 2012.

VOTING BY PROXY	YOUR VOTE IS IMPORTANT – Your proxy is important to ensure a quorum at the annual meeting. Even if you own only a few shares, and whether or not you plan to attend the meeting, please follow the instructions you received to vote your shares as soon as possible, to ensure that your shares are represented at the meeting.

By Order of the Board of Directors,

Daniel L. Florness
Executive Vice-President and
Chief Financial Officer

Winona, Minnesota

February 23, 2012

PROXY STATEMENT

Proxies are being solicited by the board of directors of Fastenal Company (hereinafter referred to as Fastenal or by terms such as the company, we, our, or us) for use in connection with the annual meeting to be held on Tuesday, April 17, 2012 at our principal executive office commencing at 10:00 a.m., central time, and at any adjournments thereof. The address of our principal executive office is 2001 Theurer Boulevard, Winona, Minnesota 55987-0978 and our telephone number is (507) 454-5374. The mailing of this proxy statement and our board of directors’ form of proxy to shareholders whose shares are registered directly in their names with our transfer agent (‘registered shareholders’) will commence on or about March 2, 2012. The mailing of the notice regarding availability of proxy materials to our shareholders who hold shares in accounts with brokers (also referred to as shares held in ‘street name’) will commence on or about the same date.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

What am I voting on?

These are the proposals scheduled to be voted on at the annual meeting:

•	Election of all nine directors (‘Proposal #1’);

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012 (‘Proposal #2’);

•	Adoption of the resolution approving, on an advisory basis, the compensation of certain of our executive officers (‘Proposal #3’);

•	Approval of an amended and restated Fastenal Company Incentive Plan (‘Proposal #4’); and

•	Approval of an amendment to our restated articles of incorporation to require a majority vote for the election of directors (‘Proposal #5’).

Who is entitled to vote?

The common stock of Fastenal, par value $.01 per share, is our only authorized and issued voting security. At the close of business on February 1, 2012, there were 295,278,974 shares of common stock issued and outstanding, each of which is entitled to one vote. Only shareholders of record at the close of business on February 22, 2012 will be entitled to vote at the annual meeting or any adjournments thereof.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding at the close of business on the record date will constitute a quorum for the transaction of business at the meeting.

How many votes are required to approve each proposal?

Election of Directors

The affirmative vote of a plurality of the shares of common stock present in person or by proxy at the annual meeting and entitled to vote is required for the election to our board of directors of each of the nominees for director. Shareholders do not have the right to cumulate their votes in the election of directors.

Ratification of Independent Registered Public Accounting Firm, Approval of an Amended and Restated Fastenal Company Incentive Plan, and Approval of an Amendment to our Restated Articles of Incorporation

The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person or by proxy at the annual meeting and entitled to vote or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the annual meeting, is required for approval of Proposals #2, #4, and #5.

Approval of Executive Compensation

The vote to approve our executive compensation is advisory and not binding on our board of directors. However, our board will consider our shareholders to have approved our executive compensation if the number of votes ‘FOR’ Proposal #3 exceeds the number of votes ‘AGAINST’ Proposal #3.

How are votes counted?

You may either vote ‘FOR’ or ‘WITHHOLD’ authority to vote for each nominee for election to the board of directors. You may vote ‘FOR’ ‘AGAINST’ or ‘ABSTAIN’ on Proposals #2, #3, #4, and #5. Abstentions will be counted as present for purposes of determining the existence of a quorum. If you abstain from voting on any proposal other than the election of directors or Proposal #3, it has the same effect as a vote against the proposal. An abstention will not have any effect on the outcome of the election of directors or on Proposal #3. If you just sign and submit a proxy card without voting instructions, your shares will be voted ‘FOR’ each director nominee and ‘FOR’ or ‘AGAINST’ any other proposal as recommended by the board.

What is a broker non-vote?

If shareholders do not give their brokers instructions as to how to vote shares held in street name, the brokers have discretionary authority to vote those shares on ‘routine’ matters, such as the ratification of independent registered public accounting firms, but not on ‘non-routine’ proposals, such as the election of directors, advisory votes regarding executive compensation, and proposals to approve an amended and restated Fastenal Company Incentive Plan and to amend our articles of incorporation. As a result, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is sometimes called a ‘broker non-vote’. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers will be counted as present for the purpose of determining whether there is a quorum at the annual meeting, but will not be counted or deemed to be present in person or by proxy for the purpose of determining whether our shareholders have approved that matter.

How does the board recommend that I vote?

Fastenal’s board recommends that you vote your shares:

•	‘FOR’ each of the nominees to the board named in this proxy statement;

•	‘FOR’ the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012;

•	‘FOR’ the non-binding approval of our executive compensation;

•	‘FOR’ the approval of the amended and restated Fastenal Company Incentive Plan; and

•	‘FOR’ the approval of the amendment to our restated articles of incorporation.

How do I vote my shares without attending the annual meeting?

Registered Shareholders

If you are a registered shareholder, you may vote without attending the annual meeting by telephone, over the internet, or by mail as described below. To vote:

•

By telephone, (1) on a touch-tone telephone, call toll-free 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m., eastern time, on April 16, 2012, (2) have your proxy card available, and (3) follow the simple instructions provided;

•

Over the internet, (1) go to www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m., eastern time, on April 16, 2012, (2) have your proxy card available, and (3) follow the simple instructions provided; and

•

By mail, (1) mark, date, and sign the enclosed proxy card, and (2) return the proxy card in the enclosed postage-paid envelope to Fastenal Company, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. You should sign your name exactly as it appears on the proxy card. If you are signing the proxy card in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

Shares held jointly by two or more registered shareholders may be voted by any joint owner, unless we receive written notice from another joint owner denying the authority of the first joint owner to vote those shares.

Shares Held in Street Name

If you hold your shares in street name, you will receive a notice regarding availability of proxy materials that will tell you how to access our proxy materials and provide voting instructions to your broker over the internet. It will also tell you how to request a paper or e-mail copy of our proxy materials. As noted above, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposals on which your broker does not have discretionary authority to vote.

Shares Held in the Fastenal Company and Subsidiaries 401(k) and Employee Stock Ownership Plan (‘the 401(k) plan’)

If you participate in our 401(k) plan and have investments in the Fastenal stock fund, you will receive instructions from the trustee of the plan that you must follow in order for shares attributable to your account to be voted. The trustees will vote shares for which no directions have been timely received, and shares not credited to any participant’s account, in proportion to votes cast by participants who have timely responded.

How do I vote my shares in person at the annual meeting?

If you are a registered shareholder and prefer to vote your shares at the annual meeting, bring the enclosed proxy card or proof of identification. You may vote shares held in street name only if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares. Shares attributable to your account in our 401(k) plan may not be voted by you in person at the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote in advance by telephone, over the internet, or by mail so that your vote will be counted if you later decide not to attend the meeting. If you wish to vote in person at the annual meeting and have previously submitted a proxy, you must deliver to an officer of Fastenal a written notice of termination of the proxy’s authority before the vote. Attendance at the annual meeting will not itself revoke a previously granted proxy.

How do I change my vote?

If you are a registered shareholder, you may revoke your proxy at any time prior to the vote at the annual meeting by delivering to an officer of Fastenal a written notice of termination of the proxy’s authority or a properly signed proxy bearing a later date, or by submitting a subsequent proxy by telephone or over the internet. If you hold your shares in street name or through our 401(k) plan and wish to change your vote, you should follow the instructions received from your broker or the trustee of the plan.

* * * * * * * * * *

PROPOSAL #1—ELECTION OF DIRECTORS

Nominees and Required Vote

Our bylaws direct that our business will be managed by or under the direction of a board of directors of not less than five or more than 12 directors. Within this range, the exact number of directors is fixed from time to time by the board of directors. Each director will be elected at the annual meeting for a term that expires at the next regular shareholders’ meeting and will hold office for the term for which he or she was elected or until a successor is elected and has qualified.

Each of the nominees named below is a current director of Fastenal and has indicated a willingness to be named in this proxy statement and to serve as a director for the ensuing year. Each of the nominees has been previously elected by our shareholders. Proxies solicited by the board of directors will, unless otherwise directed, be voted to elect the nine nominees named below to constitute the entire board. Notwithstanding the foregoing, in case any such nominee is not a candidate at the annual meeting of shareholders for any reason, the proxies named in the enclosed proxy card may vote for a substitute nominee in their discretion.

The following table sets forth certain information as to each director and nominee for the office of director:

Name	Age	Director since	Independent	Position
Robert A. Kierlin	72	1968	Yes	Chairman of the Board and Director
Stephen M. Slaggie	72	1970	Yes	Director
Michael M. Gostomski	71	1973	Yes	Director
Willard D. Oberton	53	1999	No	Chief Executive Officer, President, and Director
Michael J. Dolan	63	2000	Yes	Director
Reyne K. Wisecup	49	2000	No	Executive Vice President – Human Resources and Director
Hugh L. Miller	68	2007	Yes	Director
Michael J. Ancius	47	2009	Yes	Director
Scott A. Satterlee	43	2009	Yes	Director

Director Qualifications

Fastenal’s board of directors is comprised of a diverse group of individuals of varying backgrounds and experiences. Three are long-standing members each with over forty years of experience in the company and the industry. Each independent director has a resume of entrepreneurial experience in leading a business from which he is able to contribute complementary expertise to the company. Our management directors bring important internal insights and perspective developed during their years of experience in operations and administration at the company. They provide direct-line feedback for the people-centered culture that has played a major role in the company’s success. Our independent directors contribute a variety of expertise derived from their backgrounds in the areas of entrepreneurial leadership, strategic planning, multi-location sales and marketing, manufacturing, distribution, international market development, publicly-held company reporting, professional administration, investor relations, risk management, and accounting.

The board believes each of the nominees possesses the experience, skills, and attributes to serve on the company’s board of directors, and collectively contribute to its ongoing success.

Mr. Robert A. Kierlin has served as chairman of the board since the company’s incorporation and is our founder. The company was started with his initiative, vision, and analysis of a business opportunity largely unmet in the fastener supply and distribution markets and he identified the store locations the company initially pursued. His entrepreneurialism, market analysis, determination, operating skill and prudence, strategic insights, integrity, and furtherance of a unique corporate culture based upon finding, directing, retaining, and motivating employees with opportunities and compensation incentives, have been, and continue to be, significant contributing factors to the company’s success.

Mr. Kierlin served as the company’s chief executive officer from 1968 through 2002, and its president from 1968 through July 2001. In addition, he served as a Minnesota State Senator from April 1999 through 2006, and has been and continues to serve as a board member of multiple businesses and a member and leader of numerous community and educational boards and organizations.

Mr. Kierlin has been a director of Fastenal since 1968.

Mr. Stephen M. Slaggie is a long-serving member of the company’s board. He was in the banking and insurance businesses, most notably with the insurance and real estate firm of Gate City Agency where he was a principal and owner, from 1966 through 1987, when he joined Fastenal as a full time employee. He served as our treasurer from 1970 through June 1996, and as our corporate secretary from 1970 through June 2003, when he retired as an employee. While actively involved with the company, he managed multiple functions including insurance risk management, leasing, real estate, human resources, and investor relations. His experienced background in all of these matters, but particularly risk management and investor relations, provides a valuable resource to the company and its board. In addition, Mr. Slaggie has served as a member and leader of many community and educational boards and organizations, including the board of regents of St. John’s University, Collegeville, Minnesota.

Mr. Slaggie has been a director of Fastenal since 1970.

Mr. Michael M. Gostomski is a long-serving member of the company’s board. He has never been employed by, nor has he held any type of operating role with, Fastenal. His primary background is in the heating, air-conditioning, and ventilation business with professional skills developed through years of service in all aspects of that business. Since 1993, he has been president and chief executive officer of Winona Heating and Ventilating, Inc., a Winona, Minnesota-based company in the heating, ventilating, air-conditioning, and roofing business with a primary focus on commercial customers and industrial applications. Currently, he serves on the board of Multi-Stack, LLC, a leading originator and innovator in the design, manufacture, distribution, and installation of modular water chilling equipment utilizing environmentally conducive refrigerants to improve the manufacturing processes of manufacturers of commercial and consumer products. His first-hand knowledge of the use of industrial products in the construction, HVAC, and manufacturing businesses, and how to sell into these markets, provides useful insights to the marketing and distribution of industrial products by Fastenal. He currently serves as chair of the board of St. Mary’s University, Winona, Minnesota, and has been a member of its board of trustees for many years.

Mr. Gostomski has been a director of Fastenal since 1973 and is a member of our compensation committee.

Mr. Willard D. Oberton has served as the company’s president since July 2001, and has been our chief executive officer since December 2002. He began his business career with Fastenal in January 1980, and was promoted to branch manager, then district manager, and later to general operations manager. He served as our vice-president from March 1997 through June 2000, as our executive vice-president from June 2000 through July 2001, and as our chief operating officer from March 1997 through December 2002. Mr. Oberton’s professional career has grown from within Fastenal as he has successfully worked, managed, and provided leadership to most of the departments and disciplines integral to the company’s growth and financial success. This varied experience with the company gives him unique insights into the company’s ‘success drivers’ and in developing and leading the execution of the company’s strategy. He truly epitomizes Fastenal’s philosophy of ‘promotion from within whenever possible’.

In addition, Mr. Oberton serves on the board of directors of publicly-held Donaldson Company, which gives him useful insight into another organization’s corporate governance, compensation planning, and strategic development. Also, he serves on the board of WinCraft, a privately-held company involved in manufacturing and distributing promotional marketing merchandise, which are important disciplines helpful to successfully managing Fastenal. Additionally, he has served on the boards of other community and educational organizations, including the board of trustees of St. Benedict’s College, St. Joseph, Minnesota.

Mr. Oberton has been a director of Fastenal since 1999.

Mr. Michael J. Dolan served as chief operating officer of The Smead Manufacturing Company from October 1995 through February 2001, participating in the management and leadership of that privately-owned manufacturer of office filing products. Smead, through its 3,000 employees, achieved $500 million in annual revenues during Mr. Dolan’s tenure by operating multi-plant locations in North America and Europe and selling and distributing products in all fifty states and internationally. Prior to 1995, Mr. Dolan was a partner in the international audit and accounting firm of KPMG LLP, which assisted in taking Fastenal public in 1987. He was associated with KPMG LLP for a total of twenty-five years during which time he specialized in advising distribution, transportation, and manufacturing companies, several of which were publicly-held. Since March 2001, Mr. Dolan has worked as a business consultant. His operations background in manufacturing, multi-location distribution, transportation, and marketing serves the board and company in these areas integral to Fastenal’s business, and provides experience in evaluating business risk as well as opportunity. His financial background and experience in accounting and reporting matters and in advising publicly-held companies provides the experience needed to chair the company’s audit and compensation committees. He has also served on other community and educational boards, including the board of trustees of St. Mary’s University, Winona, Minnesota.

Mr. Dolan has been a director of Fastenal since 2000, and is chair of our audit and compensation committees.

Ms. Reyne K. Wisecup serves as the company’s executive vice president – human resources. She began her career at Fastenal in 1988, and served in various operational and administrative areas until being named human resources director in April 1997. In April 2002, she was promoted to vice-president of employee development, a position she held until November 2007, when she was made executive vice president – human resources.

In her capacity as executive vice president – human resources, Ms. Wisecup has management responsibilities for the company’s human resources department which includes human relations, payroll and benefits, equal opportunity and affirmative action, insurance, legal, and the Fastenal School of Business. Because we credit much of our success to our ‘people centered’ decentralized structure relying upon the entrepreneurial motivation and creative energy of our employees, Ms. Wisecup provides a very useful direct link from the employees to the board which aids the board in shaping employee relations. Her career path also epitomizes the ‘promote from within’ philosophy which is a cornerstone of Fastenal’s culture.

Ms. Wisecup has been a director of Fastenal since 2000.

Mr. Hugh L. Miller has been president and chief executive officer of RTP Company, a privately owned custom compounder of thermoplastic materials headquartered in Winona, Minnesota, since 1985. This manufacturing company, with over $300 million of annual revenues and eleven plant locations throughout the world, has grown profitably under his strategic guidance and daily executive leadership. In addition to the worldwide manufacturing locations, the company has had a significant international presence for well over 15 years and currently has sales offices in countries such as Singapore, China, Japan, India, Korea, Malaysia, France, and Germany, all areas of Fastenal’s strategic focus. Mr. Miller’s experience in developing and growing a successful business dependent on diverse customer relationships in unique foreign cultures contributes needed insight to Fastenal’s management team as it pursues international opportunities. Additionally, he has served as a member and leader of several community boards and organizations.

Mr. Miller has been a director of Fastenal since 2007 and is a member of our audit committee.

Mr. Michael J. Ancius serves as the director of strategic planning, financing, and taxation of Kwik Trip, Inc., a position he has held since 1997. Kwik Trip is a privately-held multi-location retail convenience store chain and food processing and logistics company headquartered in LaCrosse, Wisconsin, with $4 billion in annual revenues and over 10,000 employees at 400 locations. Prior to 1997, Mr. Ancius was a senior manager with the certified public accounting firm of RSM McGladrey for nine years, where he specialized in taxation. His background in strategic planning, board operations, capital markets, capital structures and valuations, insurance risk management, taxation, and financial and accounting matters contributes a unique set of skills to the board. Additionally, his involvement with Kwik Trip’s strategic planning and in the development of compensation strategies for some 10,000 employees brings beneficial insight to our compensation committee.

Mr. Ancius has been a director of Fastenal since 2009 and is a member of our compensation committee.

Mr. Scott A. Satterlee has served as senior vice-president of transportation of C.H. Robinson Worldwide Inc., one of the world’s largest third party logistics companies, since December 2007, and as a vice president of transportation of that company from early 2002 through December 2007. C.H. Robinson, with annual revenues of over $10.3 billion, is a publicly-held global provider of transportation and logistics services headquartered in Eden Prairie, Minnesota. It serves customers through a network of offices in North America, South America, Europe, Asia, Australia, and the Middle East. C.H. Robinson utilizes a pay-for-performance incentive compensation model to motivate its employees, a philosophy consistent with Fastenal’s compensation programs. Since becoming an executive officer of C.H. Robinson, Mr. Satterlee has been responsible for a portion of its existing global operations with duties that include oversight of a decentralized network of offices, each with local and global account relationships. Additionally, Mr. Satterlee has responsibility at C.H. Robinson for expanding operations into portions of South America, Europe, and Asia. He brings multi-location operational, compensation, and international business development experience to the board, all consistent with our company’s strategic focus.

Mr. Satterlee has been a director of Fastenal since 2009 and is a member of our audit committee.

None of the above nominees is related to any other nominee or to any of our executive officers.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR

THE ELECTION OF EACH OF THE ABOVE NOMINEES

* * * * * * * * * *

CORPORATE GOVERNANCE AND DIRECTOR COMPENSATION

Director Independence and Other Board Matters

Our board of directors has determined that none of Mr. Kierlin, Mr. Slaggie, Mr. Gostomski, Mr. Dolan, Mr. Miller, Mr. Ancius, or Mr. Satterlee has any relationship that would interfere with the exercise by such person of independent judgment in the carrying out of his responsibilities as a director and that each such individual is an independent director under the listing standards of the NASDAQ Stock Market (herein referred to as ‘independent directors’). The independent directors constitute a majority of our board of directors.

Our board of directors provides a process for our shareholders to send communications directly to our directors. The manner in which shareholders can send communications to directors and the process for relaying such communications is described on our web site at www.fastenal.com.

We have no formal policy regarding attendance by directors at our annual meeting, although most of our directors have historically attended this meeting. Each of our directors attended our 2011 annual meeting.

Board Oversight of Risk

The board of directors recognizes that, although risk management is a primary responsibility of the company’s management, the board plays a critical role in oversight of risk. The board, in order to more specifically carry out this responsibility, has assigned the audit committee the primary duty to periodically review the company’s policies and practices with respect to risk assessment and risk management, including discussing with management the company’s major risk exposures and the steps that have been taken to monitor and control those exposures. The compensation committee has been assigned the duty to assess the impact of the company’s compensation programs on risk and recommend to the board of directors the adoption of any policies deemed necessary or advisable in order to mitigate compensation related risks. Information on the compensation committee’s involvement in risk assessment and management as they relate to compensation programs is provided below under ‘Executive Compensation—Compensation Discussion and Analysis.’ Each committee reports to the board ensuring the board’s full involvement in carrying out its responsibility for risk management.

The board’s oversight role in this area has not affected its leadership structure, largely because of the level of direct communication between various members of senior management and the board and its committees.

Board Diversity

Our independent directors, with input from the management directors, are responsible for identifying and recommending to the board the nomination of individuals they consider qualified to be board members. Although the independent directors do not have a formal policy relating specifically to the consideration of diversity in the selection and evaluation of director nominees, they do seek a diversity of perspectives, backgrounds, and experiences. Important characteristics include judgment, intelligence, business background, life experiences, educational resume, employment, and leadership experiences, along with other intangibles which will, in concert with other persons already on the board, contribute to the ongoing success of the company. Characteristics and values of ambition, innovation, integrity and teamwork, consistent with those required of all company employees, are of utmost importance. In January 2012, our board formed a nominating committee which, immediately following this year’s annual meeting, will become responsible for identifying and recruiting candidates to serve on our board. The newly formed committee is expected to continue the historic practices of our independent directors in considering diversity in the selection of candidates for election as directors. Further discussion regarding our new nominating committee is contained later in this document.

Board Leadership Structure and Committee Membership

Mr. Kierlin has been the chairman of the board since Fastenal’s incorporation, and served as chief executive officer from 1968 through December 2002, and president from 1968 through July 2001. Although the roles of chairman and chief executive officer have been separated since 2003, in the view of the board, the advisability of continued separation of these roles will depend upon specific circumstances and the experience and background of the company’s leadership. Separation of the two offices is not mandated by the company’s corporate governance guidelines.

As non-executive chairman, Mr. Kierlin is the primary liaison between the chief executive officer and the other independent directors and provides strategic input and counseling to the chief executive officer. With input from the other board members, committee chairs and management, he develops the agenda for board meetings, sets board meeting schedules, presides over meetings of the board, and assigns leadership responsibilities for executive sessions of the independent directors. As the company’s founder, former president and chief executive officer, and as board chairman and member for over forty years, Mr. Kierlin has extensive knowledge of the company and the industry, and its opportunities and challenges, and has a productive working relationship with the chief executive officer and other senior management members.

The board, collectively and through its committees, executes its monitoring and oversight responsibilities and does not expect its chairman to handle those duties. Under the present circumstances, and with the combination of experience and backgrounds, Fastenal’s board believes separation of the roles of chairman and chief executive officer is the best way to operate the company given its flat organizational and management structure. The current separation of these offices provides greater opportunity for the chief executive officer and other members of senior management to generally avail themselves of Mr. Kierlin’s extensive knowledge, and allows adequate time for the chairman and chief executive officer to dedicate the time and energy enabling each to function most effectively.

During 2011, we had two standing board committees, consisting of an audit committee and a compensation committee. The members of our audit committee and compensation committee during 2011, and the number of meetings held by the board and by each committee during 2011, are detailed below. During 2011, each director attended more than 75% of the aggregate number of meetings of the board and the various committees on which he or she served during 2011.

	Board	Audit	Compensation
Mr. Kierlin	Chairman
Mr. Slaggie	X
Mr. Gostomski	X		X
Mr. Oberton	X
Mr. Dolan	X	Chairman	Chairman
Ms. Wisecup	X
Mr. Miller	X	X
Mr. Ancius	X		X
Mr. Satterlee	X	X
Number of 2011 meetings	4	6	5

During 2011, we did not have a nominating committee or any other committee of the board of directors performing equivalent functions. In January 2012, our board established a formal nominating committee and appointed Mr. Dolan (chairman), Mr. Miller, and Mr. Ancius as its members.

Audit Committee

Our audit committee consists of three directors, each of whom is an independent director. Our board of directors has determined that Mr. Dolan is an ‘audit committee financial expert’ under the rules of the SEC.

The audit committee is responsible for overseeing our management and independent registered public accounting firm as to corporate accounting, financial reporting, internal controls, audit matters, and corporate risk management, and has the authority to:

•	Select, evaluate, compensate, and replace our independent registered public accounting firm;

•	Pre-approve services to be provided by our independent registered public accounting firm;

•

Review and discuss with our management and independent registered public accounting firm our interim and audited annual financial statements, and recommend to our board whether the audited annual financial statements should be included in our annual report on Form 10-K;

•	Review and discuss with management our major risk exposures and the steps that management has taken to monitor and control such exposures;

•	Monitor the activities and performance of our internal auditors and our independent registered public accounting firm;

•	Monitor the independence of our independent registered public accounting firm;

•	Oversee our internal compliance programs;

•	Review related person transactions for potential conflict-of-interest situations; and

•	Establish procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters.

Our audit committee operates under a written charter originally adopted by our board of directors in June 2000 and most recently amended and restated in January 2011. The audit committee reviews its charter on an annual basis to determine if any amendments are needed. A copy of the current charter is available on our website at www.fastenal.com.

Related Person Transaction Approval Policy

In January 2007, our board of directors adopted a formal written related person transaction approval policy, which sets out our policies and procedures for the review, approval, or ratification of ‘related person transactions’. For these purposes, a ‘related person’ is a director, nominee for director, executive officer, or holder of more than 5% of our common stock, or any immediate family member of any of the foregoing. This policy is reviewed periodically to determine if any amendments are needed. A copy of the current policy is available on our website at www.fastenal.com.

This policy applies to any financial transaction, arrangement or relationship or any series of similar financial transactions, arrangements or relationships in which Fastenal is a participant and in which a related person has a direct or indirect interest, other than the following:

•	Payment of compensation by Fastenal to a related person for the related person’s service in the capacity or capacities that give rise to the person’s status as a ‘related person’ ;

•	Transactions available to all employees or all shareholders on the same terms;

•

Purchases of supplies from Fastenal in the ordinary course of business at the same price and on the same terms as offered to our other customers, regardless of whether the transactions are required to be reported in Fastenal’s filings with the SEC; and

•	Transactions, which when aggregated with the amount of all other transactions between the related person and Fastenal, involve less than $120,000 in a year.

Our audit committee is required to approve any related person transaction subject to this policy before commencement of the related person transaction, provided that if the related person transaction is identified after it commences, it must be brought to the audit committee for ratification, amendment, or rescission. The chairman of our audit committee has the authority to approve or take other actions in respect of any related person transaction that arises, or first becomes known, between meetings of the audit committee, provided that any action by the chairman must be reported to our audit committee at its next regularly scheduled meeting.

Our audit committee will analyze the following factors, in addition to any other factors the members of the audit committee deem appropriate, in determining whether to approve a related person transaction:

•	Whether the terms are fair to Fastenal;

•	Whether the transaction is material to Fastenal;

•	The role the related person has played in arranging the related person transaction;

•	The structure of the related person transaction; and

•	The interests of all related persons in the related person transaction.

Our audit committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon Fastenal and the related person following certain procedures designated by the audit committee.

Transactions with Related Persons

There were no related person transactions during 2011 required to be reported in this proxy statement.

Compensation Committee

Our compensation committee was appointed by our board of directors to discharge the board’s responsibilities relating to compensation of Fastenal’s executive officers and to oversee and advise the board on the adoption of policies that govern our compensation and benefit programs. Our compensation committee consists of three directors, each of whom qualifies as an independent director. Our compensation committee has the authority to:

•	Evaluate our chief executive officer’s performance, and determine and approve all elements of our chief executive officer’s compensation;

•	Review the evaluations of the performance of our other executive officers, and approve all elements of their compensation;

•	Approve incentive plan goals for executive officers, review actual performance against goals, and approve plan awards;

•	Review our compensation programs for management employees generally, and make recommendations to our board concerning the adoption or amendment of compensation plans;

•	Review and approve all changes in Fastenal’s benefit plans which could result in material changes in costs or the benefit levels provided;

•

Review our compensation policies and practices as they relate to risk management practices and risk-taking incentives, and recommend to the board of directors the adoption of policies to mitigate risks arising from compensation policies and practices;

•	Oversee the process by which the company conducts advisory shareholder votes regarding compensation matters; and

•	Review and discuss with management our Compensation Discussion and Analysis and recommend to our board the inclusion of the Compensation Discussion and Analysis in Fastenal’s annual proxy statement.

Our compensation committee may delegate to our chief executive officer the authority, within pre-existing guidelines established by the compensation committee, to approve awards of equity-based compensation under established plans to employees other than executive officers. Our chief executive officer may be present during deliberations of the compensation committee on the compensation of our other executive officers and may provide input at the request of the compensation committee on that compensation, but may not vote on executive compensation.

Our compensation committee operates under a written charter originally adopted by our board of directors in February 2007, and most recently amended and restated in January 2011. The compensation committee reviews its charter on an annual basis to determine if any amendments are needed. A copy of the current charter is available on our web site at www.fastenal.com.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has ever been an officer or employee of Fastenal. No executive officer serves, or in the past has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any other entity that has any of its executive officers serving as a member of our board of directors or compensation committee.

Compensation of our Directors

Our chairman of the board made recommendations regarding director compensation for 2011 to the full board and the board made the final decision regarding director compensation after consideration of such recommendations. All of our directors, including our chief executive officer, participated in the deliberations of the board regarding director compensation.

During 2011, each of our directors received an annual retainer of $15,000 for his or her services as a director. In addition, the chair of the audit committee received an annual retainer of $15,000 and the chair of the compensation committee received an annual retainer of $10,000. The annual retainers were paid at the first meeting of the year. Each of the non-employee directors, other than the chairman of the board, received $4,000 (plus reimbursement of reasonable expenses) for attendance at each regular meeting of the board and each committee meeting. The chairman of the board received a monthly retainer of $5,000 in lieu of meeting attendance fees.

The following table sets forth information with respect to the 2011 compensation for each of our directors, in their capacity as directors, other than our chief executive officer. Our chief executive officer’s compensation, in his capacity as a director and an executive officer of Fastenal, is set out in the Summary Compensation Table later in this document.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert A. Kierlin	75,000	—	—	—	—	—	75,000
Stephen M. Slaggie	31,000	—	—	—	—	—	31,000
Michael M. Gostomski	51,000	—	—	—	—	—	51,000
Michael J. Dolan	100,000	—	—	—	—	—	100,000
Reyne K. Wisecup	15,000	—	—	—	—	—	15,000
Hugh L. Miller	55,000	—	—	—	—	—	55,000
Michael J. Ancius	51,000	—	—	—	—	—	51,000
Scott A. Satterlee	51,000	—	—	—	—	—	51,000

From an historical perspective, at the beginning of 2009 the annual retainer amount for all directors and for each committee chair was $10,000, the monthly retainer for the chairman of the board was $5,000, and the meeting attendance fee was $4,000. In April 2009, the board lowered the annual retainer for its directors and committee chairs by 25% to $7,500 (effective with the next annual payment) and lowered the monthly retainer for the chairman of the board by 20% to $4,000 (effective with the next monthly payment). This reduction was an acknowledgment by our board regarding the impact of the economy on our employees and shareholders. In October 2010, the board established the director compensation (effective January 2011) as follows: the annual retainer for all directors at $15,000, the annual retainer for the chairman of the audit committee at $15,000, the annual retainer for the chairman of the compensation committee at $10,000, the monthly retainer (in lieu of meeting attendance fees) for the chairman of the board at $5,000, and the meeting attendance fees at $4,000. In January 2012, the board established a nominating committee, effective immediately after this year’s annual meeting. The chairman of the nominating committee will not receive an annual retainer. However, each member of the nominating committee will receive $4,000 (plus reimbursement of reasonable expenses) for attendance at each meeting of the nominating committee. No other changes were made regarding director compensation for 2012.

Director Nominations Policy

Our board of directors adopted a director nominations policy in January 2004. A copy of this policy is available on our website at www.fastenal.com. This policy requires all candidates for service on our board of directors to have:

•	Personal integrity;

•	Loyalty to Fastenal and concern for our success and welfare;

•	The ability and willingness to apply sound and independent judgment;

•	An awareness of a director’s vital part in our good corporate citizenship;

•	Time available for meetings and consultation on Fastenal matters;

•	The commitment to serve as a director for a reasonable period of time; and

•	The willingness to assume the fiduciary responsibilities of a director.

Leadership experience in business or administrative activities, a breadth of knowledge about issues affecting us and an ability to contribute special expertise to board or committee activities are also qualities to be considered in selecting director candidates.

Under the director nominations policy, our independent directors are responsible for:

•	Reviewing the overall makeup of our board and our needs for new directors;

•	Identifying, evaluating, and recruiting candidates to fill any additional or vacant positions on the board; and

•	Recommending to the full board candidates to be nominated for election at the annual shareholders meeting.

If the independent directors determine to recommend the addition of one or more directors, or if a vacancy occurs on the board that we are required to fill or that the independent directors determine should be filled, our policy provides that the procedures described below will be followed to the extent the independent directors deem necessary or appropriate.

Our independent directors will initiate a search for director candidates, identify an initial slate of candidates, conduct inquiries into the background and qualifications of the initial slate, and determine one or more preferred candidates. The preferred candidate or candidates will then be interviewed by the chairman of our board and, if the chairman is not an independent director, at least one independent director. Thereafter, our independent directors will meet to consider and approve the final candidate(s) and seek full board endorsement of the final candidate(s). Our independent directors may consult with the full board and with members of Fastenal’s management in determining our needs for new directors and in identifying, evaluating, and recruiting director candidates, and may use Fastenal personnel to assist them with the performance of their duties. Our independent directors have the authority to retain search firms to assist in identifying and evaluating director candidates, as well as any other advisors as the independent directors determine necessary to carry out their duties. Fastenal is required to provide appropriate funding, as determined by our independent directors, for payment of compensation to any search firm or other advisors so employed by the independent directors.

Historically, we felt it wasn’t necessary to have a separate nominating committee because of the role of our independent directors in the nominations process. Our independent directors would meet and would recommend individuals for election as directors. Based on this recommendation, our full board would then nominate individuals for election as directors. However, in January 2012 our board decided to establish a formal nominating committee and also adopted a written charter to guide their activities, effective immediately after this year’s annual meeting. This charter closely follows the existing nominations policy and it is expected that the newly formed nominating committee will follow a process similar to that described above once the committee members assume their duties. A copy of this charter will be available on our website at www.fastenal.com after this year’s annual meeting.

Qualified candidates for membership on our board recommended by our shareholders will be considered by the independent directors or the nominating committee, as applicable. Candidates recommended by our shareholders will be evaluated in the same manner as other candidates. Before this year’s annual meeting, shareholders may recommend candidates by sending an e-mail to bod@fastenal.com or by writing to Board of Directors, Fastenal Company, 2001 Theurer Boulevard, Winona, Minnesota 55987 and providing that candidate’s name, biographical data, and qualifications. After this year’s annual meeting, shareholders may recommend candidates by sending an e-mail to nominate@fastenal.com or by writing to Nominating Committee, Fastenal Company, 2001 Theurer Boulevard, Winona, Minnesota 55987 and providing that candidate’s name, biographical data, and qualifications.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our directors and officers to file initial reports of share ownership and reports of changes in share ownership with the SEC. Our directors and officers are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our directors and officers, all Section 16(a) filing requirements were met for 2011, except that one report, covering one purchase was filed late by Mr. Ancius. In addition, one report covering one sale was filed late by Mr. Rucinski in 2010.

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PROPOSAL #2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has selected KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2012, subject to ratification by our shareholders. While it is not required to do so, the audit committee is submitting the selection of KPMG LLP for ratification in order to ascertain the view of our shareholders. If the selection is not ratified, the audit committee will reconsider its selection. Proxies solicited by our board of directors will, unless otherwise directed, be voted to ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012.

A representative of KPMG LLP will be present at the annual meeting and will be afforded an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR

RATIFICATION OF THE SELECTION OF KPMG LLP AS FASTENAL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

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AUDIT AND RELATED MATTERS

Audit Committee Report

As noted earlier, our audit committee is responsible for overseeing Fastenal’s management and independent registered public accounting firm in respect of our accounting and financial reporting. In performing its oversight function, our audit committee relies upon advice and information received from Fastenal’s management and independent registered public accounting firm.

In that regard, our audit committee has reviewed and discussed with members of Fastenal’s management our audited consolidated financial statements for 2011, and has discussed with representatives of our independent registered public accounting firm the matters required to be discussed with audit committees by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Our audit committee has also received the written disclosures and letters from our independent registered public accounting firm required by the Public Company Accounting Oversight Board regarding our independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with representatives of our independent registered public accounting firm the firm’s independence.

Based on the review and discussions referred to above, our audit committee recommended to our board of directors that our audited financial statements for 2011 be included in our 2011 annual report on Form 10-K for filing with the SEC.

Michael J. Dolan (Chair)            Hugh L. Miller            Scott A. Satterlee

Members of the Audit Committee

Audit and Related Fees

In connection with the audit of our 2011 and 2010 consolidated financial statements, we entered into engagement letters with KPMG LLP which set forth the terms by which KPMG agreed to perform audit services for us. These agreements are subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table presents fees billed by our independent registered public accounting firm for professional services, in the years indicated, by category, as described in the notes to the table.

	2011	2010
Audit Fees
Domestic Audit Fees(1)	$585,000	555,000
Statutory Audit Fees(2)	24,500	24,000

	609,500	579,000
Audit-Related Fees(3)	34,500	30,000
Tax Fees	2,274	5,316
All Other Fees	0	0

Total	$646,274	614,316

(1)	Aggregate fees for professional services rendered by our independent registered public accounting firm for the audit of Fastenal’s annual financial statements, audit of internal control over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q, and other audit related services including services provided in connection with certifications required under federal securities laws.

(2)	Aggregate fees billed for statutory audit services related to our Puerto Rico operation.

(3)	Aggregate fees billed for audit-related services related to our 401(k) plan, review services related to our Dominican Republic operation and, in the case of 2011 only, fees related to the filing of a Form S-8 registration statement in connection with our 401(k) plan.

Independence of Principal Accountant

Our audit committee has considered whether, and has determined that, the provision of the services described above was compatible with maintaining the independence of our independent registered public accounting firm.

Pre-Approval of Services

The Sarbanes-Oxley Act of 2002 and the rules of the SEC regarding auditor independence require the pre-approval by our audit committee or pursuant to pre-approval policies and procedures established by our audit committee of audit and non-audit services provided to us by our principal accountant. There is an exception for de minimis non-audit services which may, under certain circumstances, be approved retroactively. Our audit committee has granted to its chairman, Mr. Dolan, the authority to pre-approve the provision of audit and non-audit services, provided that he reports any such pre-approvals to the audit committee at its next scheduled meeting. All of the services were pre-approved in accordance with our pre-approval policy, and none of the services provided to us by our independent registered public accounting firm in 2011 or 2010 were approved retroactively pursuant to the exception to the pre-approval requirements for de minimis non-audit services described above.

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PROPOSAL #3 – AN ADVISORY VOTE ON A NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF OUR EXECUTIVE OFFICERS DISCLOSED IN THIS PROXY STATEMENT

Our compensation committee has described our compensation philosophy in the Compensation Discussion and Analysis contained in this proxy statement. Shareholders are urged to read the Compensation Discussion and Analysis which also discusses how our compensation policies and procedures implement our compensation philosophy, as well as the Summary Compensation Table and other related tables and narrative disclosure which describe the compensation of our chief executive officer, our chief financial officer and the other three most highly compensated executive officers of Fastenal in 2011 (our ‘named executive officers’) set forth under ‘Executive Compensation’ below. The compensation committee and the board of directors believe the policies and procedures articulated in the Compensation Discussion and Analysis are effective in implementing our compensation philosophy and in achieving our compensation goals and that the compensation of our executive officers in 2011 reflects and supports these compensation policies and procedures.

As required pursuant to Section 14A of the Securities Exchange Act of 1934, shareholders are being asked to vote on the following resolution:

RESOLVED, the shareholders of Fastenal Company approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables, and related disclosures contained in the section of the proxy statement for the 2012 Annual Meeting of Shareholders captioned ‘Executive Compensation’.

This advisory vote on executive compensation, commonly referred to as a ‘say-on-pay’ advisory vote, is not binding on our board of directors. However, the board and compensation committee will take into account the result of the vote when determining future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR

ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

* * * * * * * * * *

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PROPOSAL #4 – APPROVAL OF AN AMENDED AND RESTATED FASTENAL COMPANY INCENTIVE PLAN

Our board of directors has approved, and recommends shareholder approval of, an amended and restated Fastenal Company Incentive Plan pursuant to which cash incentive awards are made to eligible employees of the company. Because five years have passed since the adoption of the incentive plan, Section 162(m) of the Internal Revenue Code requires us to obtain shareholder re-approval of the material terms of our incentive plan in order to preserve our ability to deduct, for federal income tax purposes, performance-based incentive compensation paid to certain of our executive officers. We generally seek to preserve our ability to claim tax deductions for compensation paid to executives to the greatest extent practicable. In connection with this re-approval, we are also proposing certain changes to our incentive plan.

Section 162(m) of the Internal Revenue Code generally does not allow a publicly held company to obtain a tax deduction for compensation of more than $1,000,000 paid in any fiscal year to certain ‘covered employees’ unless such compensation is considered ‘performance-based’ in accordance with Section 162(m) and its implementing regulations published by the Treasury Department. Under Section 162(m) as currently interpreted by the Internal Revenue Service, the group of ‘covered employees’ as of the end of any taxable year consists of a company’s chief executive officer and its three other most highly compensated executive officers, other than the chief financial officer. Cash bonuses and incentive payments will qualify as performance-based compensation if:

•	They are payable solely on account of the attainment of one or more objective performance goals;

•	The performance goals are determined by a compensation committee comprised solely of outside directors at a time when the achievement of the goals is still substantially uncertain;

•	The material terms under which the bonuses are to be paid, including the nature of the performance goals or the formula used to calculate the bonus amounts, are approved by the shareholders; and

•	The compensation committee certifies that the performance goals and other material terms have been satisfied before the bonuses are paid.

Our board of directors created a compensation committee comprised solely of outside directors in December 2006 with a view toward satisfying the requirements of Section 162(m), and then approved the incentive plan which was structured in a manner intended to comply with the requirements of Section 162(m). This plan was then approved by our shareholders in April 2007, and became effective July 1, 2007.

In connection with the five year resubmission of our incentive plan to a shareholder vote, our compensation committee has reviewed and has proposed, and our board has approved, several changes to the plan. The most significant proposed changes reflected in the amended and restated incentive plan consist of the following:

•

Section 3.3 specifying the maximum permitted payout in connection with a plan award has been modified to express the maximum in terms of the greater of the existing $1 million quarterly limit or a percentage of the year over year increase in our earnings before income taxes; and

•

Section 12.3 has been added to provide that plan awards to executive officers will be subject to any compensation recovery policy adopted by the company in response to the issuance of final regulations related to the Dodd-Frank Wall Street Reform and Consumer Protection Act (originally passed in 2009).

Certain other changes have been included in the amended and restated incentive plan, such as refinements to definitions and specifying the effective date for the amended and restated plan, assuming shareholder approval.

The full text of the amended and restated Fastenal Company Incentive Plan is attached to this proxy statement as Appendix A. If the shareholders approve the amended and restated incentive plan, it will become effective as of April 1, 2012.

Description of the Amended and Restated Incentive Plan

The more significant features of the incentive plan, as amended and restated, are described below:

Administration

Our compensation committee, all of whose members are outside directors, will administer the incentive plan. The compensation committee will have the authority to grant cash awards upon such terms, not inconsistent with the terms of the incentive plan, as it considers appropriate. In addition, the compensation committee will have complete authority to interpret all provisions of the incentive plan, to adopt, amend, and rescind rules and regulations pertaining to the administration of the incentive plan, and to make all other determinations necessary or advisable for the administration of the incentive plan.

Eligibility

All of our employees, who currently number approximately 15,000, will be eligible to participate in the incentive plan. Our compensation committee determines which employees will be participants in the incentive plan. Our compensation committee has to date limited participation to our executive officers, and expects that it will continue to limit participation in the same manner. However, the criteria the compensation committee applies to determine who may participate may change in subsequent years. Other annual or short-term bonus arrangements may be made available to employees who are not executive officers.

Performance Measures

Participants will receive awards under the incentive plan whose payout will be contingent upon the degree of attainment over the applicable performance period of one or more performance goals based on performance measures specified in the incentive plan. At the start of each performance period the compensation committee will select the applicable performance measure(s), specify the performance goals(s) based on those performance measures, and specify in terms of an objective formula or standard, the method for calculating the amount payable to a participant if the performance goals(s) are satisfied. The performance measures to be utilized in connection with any plan award intended to qualify as performance-based compensation for purposes of Section 162(m) are to be one or any combination of two or more of the following metrics:

•	Net sales;

•	Net earnings;

•	Earnings before one or more of interest, income taxes, depreciation, amortization, or other adjustments;

•	Earnings per share (basic or diluted);

•

Profitability as measured by return ratios (including return on assets, return on equity, return on investment, and return on net sales) or the degree to which any of the foregoing earnings measures exceeds a percentage of net sales;

•	Cash flow;

•	Market share;

•	Margins (including one or more of gross, operating, and net earnings margins);

•	Stock price;

•	Total shareholder return;

•	Economic value added; and

•	Working Capital.

Any performance measure utilized may be expressed in absolute amounts, on a per share basis, as a growth rate or change from preceding periods, as a comparison to the performance of specified companies or other external indices or measures, or as a percentage of any of the criteria, and may relate to Fastenal-wide, unit, division, affiliate or individual performance.

Performance Periods

A performance period is the measure of time specified by our compensation committee over which the degree of attainment of the specified performance measures will be measured. A performance period must be at least one fiscal quarter in duration for awards involving ‘covered officers’, defined in the incentive plan as participants who are, or are designated by the compensation committee as persons who may potentially be, ‘covered employees’ for purposes of Section 162(m). The compensation committee expects to continue our current practice of using quarterly performance periods.

Payment of Awards

All awards under the incentive plan for a performance period will be paid in cash following the end of such performance period and our compensation committee’s certification of the degree to which applicable performance goals based on performance measures selected for the performance period were attained. The compensation committee may reduce, in its discretion, the amount of any award otherwise payable under the incentive plan. The maximum individual award payment that can be made under the incentive plan may not exceed the greater of (i) $1,000,000 for a quarterly performance period (or the corresponding multiple of that amount for any performance period that is more than one quarter in duration), or (ii) 4.5% of the amount by which our company’s earnings before income taxes for the applicable performance period exceed 105% of our company’s earnings before income taxes for the comparable fiscal period in the immediately preceding calendar year. For purposes of this calculation, our company’s earnings before income taxes for any period shall be such amount as is reported (or to be reported) for that period in the Company’s periodic reports filed with the Securities and Exchange Commission.

Termination of Employment

Ordinarily, no award for a performance period will be paid to a participant who is not actively employed by us at the end of the applicable performance period. If a participant’s employment ends during a performance period, our compensation committee does, however, have the discretion to approve payment to the participant, or his or her beneficiaries, of a pro rata portion of the award payment the participant would have received but for the fact that the participant’s employment ended.

Compensation Recovery Policy

To the extent that any compensation associated with an incentive plan award is considered ‘incentive-based compensation’ within the meaning and subject to the requirements of Section 10D of the Securities Exchange Act of 1934, as amended (the ‘Exchange Act’), such compensation will be subject to potential forfeiture to or recovery by us in accordance with any compensation recovery policy we adopt in the future in response to new requirements of Section 10D of the Exchange Act and any related implementing rules and regulations.

Amendment and Termination

Our compensation committee or board of directors may amend, suspend or terminate the incentive plan from time to time. An amendment will be subject to the approval of our shareholders only if such approval is necessary to maintain the incentive plan in compliance with Section 162(m) or other applicable laws and regulations.

Effective Date of the Amended and Restated Incentive Plan

The incentive plan, as amended and restated, will become effective as of April 1, 2012 so long as it is approved by our shareholders no later than June 30, 2012. If the amended and restated incentive plan is not approved by our shareholders, then the incentive plan will continue in effect in the form in which it existed prior to the amendment and restatement.

Federal Income Tax Consequences

All cash award payments made under the incentive plan are taxable to the participant when made. The incentive plan is intended to comply with Section 162(m). Our goal in this regard is to enable us to make award payments under the incentive plan to participants who are or may be ‘covered employees’ for purposes of Section 162(m) that can qualify as performance-based compensation and enable us to claim a federal income tax deduction for the full amount of any such award payment.

Future Awards

Payments under the amended and restated incentive plan will be based on actual performance during periods beginning on and after April 1, 2012, so long as the amendment and restatement of the Plan has been approved by the Company’s shareholders. As a result, amounts payable under the amended and restated incentive plan are not currently determinable. If this amended and restated incentive plan had been in place during the most recently completed fiscal year, there would have been no difference in the cash bonus amounts paid to our executive officers, as reported under ‘Executive Compensation’ later in this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR

THE AMENDED AND RESTATED FASTENAL COMPANY INCENTIVE PLAN

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PROPOSAL #5 – APPROVAL OF AN AMENDMENT TO OUR RESTATED ARTICLES OF INCORPORATION

TO REQUIRE A MAJORITY VOTE FOR THE ELECTION OF DIRECTORS

Our board of directors has approved, and recommends shareholder approval of, an amendment to our restated articles of incorporation to require that directors receive a majority of the votes cast in order to be elected to the board in uncontested elections.

Currently, the members of our board are elected by a plurality of the votes present in person or by proxy at a meeting. Minnesota law requires plurality voting unless otherwise provided in a company’s articles of incorporation. In order to implement a majority voting standard, we must therefore amend our restated articles of incorporation.

Our board believes that active shareholder participation in the election of directors is important to Fastenal and to effective corporate governance. In response to similar concerns, other public companies have approved charter amendments requiring a majority voting standard for the election of directors. The board has carefully considered the arguments for and against a majority voting standard and has concluded that adoption of such a standard is consistent with best practices.

The proposed amendment to our restated articles of incorporation operates as follows:

•

Subject to the rights, if any, of holders of any preferred stock of Fastenal that might be issued in the future, each director shall be elected at a meeting of shareholders by the vote of a majority of the votes cast with respect to that director;

•

However, in a contested election of directors in which the number of nominees exceeds the number of directors to be elected, the directors will continue to be elected by a plurality of the votes present in person or by proxy at the meeting; and

•

For purposes of the majority voting standard, a majority of the votes cast means that the votes entitled to be cast by the holders of all the then outstanding shares of voting stock of Fastenal that are voted ‘for’ a director must exceed the shares voted ‘against’ the director.

The amendment will be effected by adding a new Article XI to our restated articles of incorporation. The full text of Article XI is attached to this proxy statement as Appendix B. If the amendment is approved by our shareholders, the majority voting standard will be effective following the annual meeting.

In connection with the proposed amendment, our board adopted corporate governance guidelines that require any incumbent director who does not receive a majority of the votes cast ‘for’ his or her election, but who, under Minnesota law, would nonetheless continue to serve until his or her successor is elected, to tender his or her resignation to the board. These guidelines will become effective upon approval by our shareholders of the proposed amendment at the annual meeting. If the proposed amendment is not so approved, the guidelines will not take effect. Under the guidelines, our nominating committee will consider the tendered resignation and make a recommendation to the board. The board, taking into account the nominating committee’s recommendation, will act on the tendered resignation and publicly disclose its decision within 90 days after the date of the certification of the election results. The nominating committee in making its recommendation, and the board in making its decision, may consider any factors or information that it considers appropriate and relevant. Any director who has tendered his or her resignation will not participate in the deliberations with respect to his or her resignation. If the director’s resignation is not accepted by the board, the director will continue to serve until the next annual meeting and until his or her successor is duly elected. If the director’s resignation is accepted by the board, then the board may fill any resulting vacancy or may decrease the size of the board.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR

THE AMENDMENT TO OUR RESTATED ARTICLES OF INCORPORATION TO REQUIRE A MAJORITY VOTE FOR THE ELECTION OF DIRECTORS

* * * * * * * * * *

EXECUTIVE COMPENSATION

Compensation Committee Report

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on the compensation committee’s review of, and discussions with management with respect to, the Compensation Discussion and Analysis, the compensation committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in our 2011 annual report on Form 10-K.

Michael J. Dolan (Chair)	Michael M. Gostomski	Michael J. Ancius
Members of the Compensation Committee

Compensation Discussion and Analysis

Executive Summary

We believe compensation programs are most effective when they are fair, simple, transparent, designed to motivate employees to take prudent entrepreneurial risk to achieve company goals, and paid as close to the time the goals are achieved as is possible. Our primary objective is to structure compensation so as to ensure that a significant portion is directly tied to achievement of financial and operational goals and other factors that impact shareholder value. In light of this philosophy, we pay our executive officers a modest base salary, quarterly cash incentives based on growth in pre-tax or net earnings, periodic long-term incentives in the form of stock options, and certain additional benefits generally available to all employees. Base salaries and quarterly cash incentive programs for our named executive officers were the same in 2011 as in 2010, and no long-term incentives in the form of stock option grants were made to any named executive officers for the year.

Fastenal’s financial performance and changes therein for the past three years can be summarized as follows:

		%		%
	2011	change	2010	change	2009
Net sales	$2,766,859,000	21.9%	$2,269,471,000	17.6%	$1,930,330,000
Pre-tax earnings	$575,081,000	33.5%	$430,640,000	44.8%	$297,490,000
Net earnings	$357,929,000	34.9%	$265,356,000	43.9%	$184,357,000

Our company pays our executive officers cash incentive bonuses each year for achieving or exceeding 105% of the previous year’s pre-tax earnings or net earnings. All executive officers’ cash incentive bonus plans, except the chief financial officer, are based on pre-tax earnings. Our chief financial officer’s plan is based on net earnings. Our cash incentive plans are very clear and simple, in that cash incentive bonuses are paid only when minimum targeted results are achieved. The method of determining cash incentives for our named executive officers has remained substantially unchanged over recent years. The named executive officers who received cash incentive payouts in 2011 were:

•	Mr. Willard D. Oberton, President and Chief Executive Officer

•	Mr. Daniel L. Florness, Executive Vice President and Chief Financial Officer

•	Mr. Nicholas J. Lundquist, Executive Vice President – Sales

•	Mr. Leland J. Hein, Executive Vice President – Sales

•	Mr. James C. Jansen, Executive Vice President – Operations

In deciding, during 2011, to continue with our existing executive compensation practices, our compensation committee also took into account the fact that the holders of over 99% of the shares voted at our 2011 annual meeting of shareholders approved, on an advisory basis, the compensation of our named executive officers as disclosed in the proxy statement for that annual meeting.

Compensation Policies and Mitigation of Related Risk

The company’s management, in concert with the compensation committee, has examined the company’s compensation policies, plans, and practices to determine if they create incentives or encourage behavior that is reasonably likely to have a material adverse effect on the company. In conducting this examination, management has reviewed the company’s compensation plans and programs, including incentive bonus and equity award plans, and evaluated the impact of such plans and programs in terms of business risk and the mitigating controls in place to manage those risks. Such controls include:

•	Approval by our board of directors and the compensation committee of significant compensation plans and programs,

•

Oversight by the compensation committee of compensation plans and programs for management employees, including approval of incentive plan goals, review of actual performance against goals, and approval of award payouts,

•	Regular scrutiny of performance and compliance with policies and procedures by district and regional managers, as well as senior executive managers responsible for specific business areas,

•	Ongoing monitoring of specific asset areas by regional finance managers and internal audit and finance department personnel,

•

The design of our cash incentive plans, which helps ensure that employees are not rewarded for performance failure, provides employees with the immediate feedback and motivation necessary to take prompt action to correct unacceptable financial results, and recasts actual results in current periods as minimum performance targets in subsequent periods thereby reducing the incentive to manipulate results, and

•	Vesting requirements that encourage long-term perspectives among employees receiving equity-based compensation.

Because of the controls in place, we have concluded that there are no unmitigated risks created by the company’s compensation policies, plans and practices that create incentives or encourage behavior that are reasonably likely to have a material adverse effect on the company.

Underlying Philosophy

Companies succeed to the extent that all persons in the organization pursue a common goal. Fastenal’s goal is simple – Growth through Customer Service. We keep everybody focused on this common goal by treating everybody substantially equal and, in this regard, we recognize that the company cannot have some people who are put in a different status than the rest. We believe all of our people are ‘key people’ in the achievement of our success and that belief is reflected in our compensation system. Our only retirement plan is our 401(k) plan, which is available to all employees based in the United States (with separate but similar plans for employees in foreign countries). Our health and welfare plans in which executives may participate are the same plans as those generally available to our employees. Similarly, we don’t have employment, severance or change in control agreements for executives, stock options only for the highest paid people, or other special perquisites for a select few. By striving for equality, everyone can stay focused on the common goal of growing our business by serving the customer.

Equal treatment does not mean equal compensation. Compensation will be fair, but not the same for everyone, if it is based on an employee’s knowledge and responsibility, the difficulty of the task being performed by the employee, and the leadership requirements of the employee’s position. The reward system must be designed to keep everyone focused on our common goal, yet developed in such a manner so as to mitigate unnecessary risk taking. With this in mind, our compensation program is designed to be simple, understandable, and transparent to all.

We are a decentralized company with decisions made by those closest to our customer. We avoid central planning as we believe it stifles the creativity of our people and because it is, quite frankly, too slow. To mitigate and control risk, we teach our employees to make decisions within the framework of the company goal – Growth through Customer Service. This structure has been developed from the ground up, not top down, and it continues to change as needed to meet customer needs, hence focused on ‘growing the business’.

To best achieve success, we expect and encourage our people to take entrepreneurial risk. People are hired because of their entrepreneurial attitudes and we do little to thwart this important mindset. In fact, we encourage and reward it. We think of our business as being approximately 2,600 highly orchestrated local businesses working in concert. Our organization is structured to serve our customers and achieve Growth through Customer Service. The highly motivated entrepreneurs running each of our stores make the daily decisions needed to serve the customer and to make themselves and the company successful, and those decisions directly impact the compensation of the individuals who make them. We foster entrepreneurship with, and work our common goal of growth into, our compensation system by making the growth of our sales or profits a part of the payment formula for most bonuses. The feeling of ownership, propelled by our compensation programs, is an important characteristic that drives our success.

Our people are motivated by the knowledge that if they work hard and demonstrate their creativity and contribute to our success, the opportunities are significant. Incentive compensation, quickly paid, is an important part of the reward structure in our company.

Simplicity, Transparency, and Immediacy

We believe that compensation programs are most effective if they are simple, concise, and openly communicated. In that regard, we do not have an elaborate compensation system with many different components, and the few elements of our compensation system are simple and easy for our employees – the people we need to motivate to achieve our success – and our shareholders to understand. We believe that a more complex compensation system would risk distracting our employees from the common goal of growing our business. In addition, we have systems in place that let our employees know, on a daily basis, how their stores are performing compared to other stores in our organization and how that performance impacts their compensation.

We pay cash bonuses as close as we can to the time when the work is performed and results are achieved. Generally, we pay bonuses for performance achievement on a monthly or quarterly basis. We don’t wait until the end of the year, or several years. We believe that quick payment of cash bonuses serves to motivate our people and control business risk. In our line of business, undue risk manifests itself quickly in unacceptable financial results, and our compensation system is designed to ensure that unacceptable financial results are immediately reflected in our peoples’ compensation so as to provide them with the feedback and motivation necessary to take prompt corrective action. Our entrepreneurial environment, where actions are rewarded and penalized, means our people immediately feel the effects of their decisions.

Goals and Policies

Our compensation goals for all employees, including our executive officers, are to:

•	Reward employees for achievement of stated goals or targets,

•	Be simple, understandable, and transparent,

•	Reflect compensation differences based on position and responsibility,

•	Be reasonable, and

•	Align the interests of our employees with those of our shareholders.

In developing our compensation programs, our objectives are as follows:

•	Overall compensation levels must be sufficiently competitive to retain, attract, and motivate employees to achieve superior results,

•	Compensation should be equitable among our employees and fair to both our employees and our shareholders,

•	Compensation should be higher for those with greater responsibilities,

•

In the case of executive officers, a substantial portion of their compensation should be contingent on, and variable with, achievement of overall performance goals, and that portion should increase with increased position and responsibility, and

•	To be simple, understandable, and transparent.

We do not use the services of outside consultants to establish or monitor our compensation programs.

How Employees are Compensated

Approximately 75% of our employees interface directly with customers on a daily basis. Our goal with respect to compensation of these employees is simple; a significant portion of their pay should be based on how well they have sold to and served the customer. Typical pay arrangements provide a modest base amount paid periodically during the month, along with a major opportunity to earn bonus amounts, paid monthly, based on growth in sales, gross profit achieved, the opening of new accounts, increase in sales to active accounts, prudent management of inventory levels, and collections of accounts receivable. We believe our combination and mix of base and bonus pay motivates our people to high levels of individual and company success, as the goals and objectives have repeatedly been demonstrated to be achievable with superior effort.

Of the remaining approximate 25% of our employees, many are similarly compensated for their contribution to attaining predetermined departmental or project and cost containment goals, most focused on either customer service or better execution of company-wide activities. In these cases, the incentives are paid as soon as possible upon attainment of the goal. Again, the goals and objectives are clearly communicated and the resources for success are provided.

Because we believe that growth in the company’s stock value should be the reward for achieving long-term success consistent with being an owner, we have a stock option plan. We chose to limit the equity based incentives that could be granted under our plan to stock options in an effort to further our goal of keeping our compensation system simple and easy to understand. Our stock option plan does not permit discounted stock options, reload stock options, or the re-pricing of stock options. All of our employees are eligible to receive stock option grants and, since beginning the plan in 2003, about 3,000 of our employees have received such grants (we currently have about 15,000 employees). When making grants, we consider an employee’s contribution to the company, including the employee’s responsibility for revenues and profits, responsibility for managing others, possession of special skills, and length of service. We regularly assess the effectiveness of further expanding the number of persons receiving stock option grants. Any expansion will be based on a determination that further employee ownership will result in a deepened employee commitment and likely improvement to overall shareholder value.

We believe our combination of short and long-term rewards and incentives has proven successful as reflected in our historic performance and acceptable levels of employee retention and turnover.

Management’s Role in the Compensation Setting Process

Management plays an important role in our compensation setting process. The most significant aspects of management’s role are:

•	Evaluating employee performance,

•	Recommending business performance targets and objectives, and

•	Recommending salary levels and option awards.

While the ultimate decisions regarding executive compensation are made by the compensation committee, our chief executive officer works with our compensation committee in establishing the agenda and discussion surrounding executive compensation. During this process, our chief executive officer is asked to provide:

•	The background information regarding our strategic objectives,

•	His evaluation of the performance of our other executive officers, and

•	Compensation recommendations as to other executive officers.

In setting the compensation level for our chief executive officer, the compensation committee asks for and receives input from our chief executive officer about what is reasonable and fair, yet challenging, in terms of setting performance goals. We respect his knowledge of our business and industry; however, the final determination as to the compensation of our chief executive officer is made by the compensation committee after careful consideration of numerous factors, including past practices, ability to achieve anticipated goals, and his individual past performance and that of his other executive officers.

Employment Agreements, Severance Agreements, or Change in Control Agreements

We do not have employment, severance or change in control agreements with any employees, including executive officers. Our stock option plan provides that, in the event of any merger or similar transaction in which the company is not the surviving or acquiring corporation or in the event of a dissolution or liquidation of the company, all unvested options will become immediately exercisable unless, in the case of a merger or similar transaction, the agreement governing the transaction specifically provides for the substitution of securities of another corporation for the shares underlying the unexercised options. The change in control provisions in our stock option plan are designed to ensure maximum flexibility for the company in the event of a merger or similar transaction, in that we can provide for the continuation of options if that is more attractive to potential acquiring companies or can provide for acceleration of vesting of options if we believe doing so would facilitate retention of critical employees during acquisition discussions, would better motivate management to obtain the highest price possible by aligning their interests more closely with those of our shareholders, or would otherwise benefit our shareholders and be fair to our employees.

Compensation of Executives

The following are the components of our compensation program for executive officers:

•	Base Salary. Executive officers receive base salary as a reward for core competence in the executive role relative to skills, experience and contributions to our company.

•	Quarterly Cash Incentives. Executive officers receive a periodic cash reward for achievement of specified pre-tax or net earnings growth goals. These goals are reviewed and established annually.

•

Long-term Incentives. Executive officers receive stock option grants designed to promote long-term retention and to give the executive an opportunity for an ownership stake in the business so as to participate in the long-term goal of growing our shareholders’ interests. Evaluation of the appropriate level of stock option grants is made periodically.

•	Other Compensation. Executive officers participate in other benefit plans generally available to all of our employees.

The philosophy and make-up of the program for compensating executives is similar to the philosophy and make-up of the programs for all other employees, in that our executive incentive compensation programs are simple and transparent, and cash incentives earned by our executive officers are paid as close as possible to when the work is done. We do not have a specific policy for allocating compensation between short and long-term components, or between cash and non-cash components. We utilize pay practices which we believe are fair and commensurate with the particular employee’s level of responsibility and results achieved. We believe the aforementioned components provide a reasonable total compensation package for our executive officers.

Base salary

We provide our executive officers with a base salary to provide them with a fixed base amount of compensation for services rendered during the year. We believe this is consistent with competitive practices and will help assure we retain qualified leadership in those positions.

Because of our desire to emphasize those elements of compensation that are performance based, our practice has generally been to set modest base salary levels for each executive officer. In setting these salary levels for individual executives, we consider past performance (which is a subjective assessment not based on pre-established factors or criteria), expected performance, experience of the individual executive, historical compensation levels, and competitive pay practices at the peer group of companies identified under ‘Market Competitiveness Review’ below. We also consider industry conditions and the overall effectiveness of our compensation program in achieving desired performance levels. Because of our ‘pay for performance’ mentality, this is the only material component of executive compensation that is not tied directly to our performance.

Our compensation committee established the base salary to be paid to our executive officers for 2011 at its last meeting in 2010, and for 2012 at its first meeting in 2012. For 2012, the base salary for each named executive officer was unchanged from 2011, except for Mr. Hein whose base salary was increased by $50,000 due to his successful acclimation to his relatively recently assigned duties. The base salary for each of the named executive officers was unchanged in 2011, 2010 and 2009, from that of the previous year. In 2011, we maintained base compensation at levels consistent with prior years because we believed our base pay levels were reasonable at that time and were reflective of our business model and culture, which puts a greater emphasis on incentive pay. Fastenal’s performance was not a factor considered by the compensation committee in setting base salary of our executive officers.

Quarterly cash incentives

Our rationale behind performance based cash incentive compensation is rooted in our desire to reward our executive officers for consistent short-term and long-term profit growth. Our executive officers are eligible for cash incentives through individual bonus arrangements based on improvements in the overall financial performance of the company or of their respective areas of responsibility. The bonus arrangements provide our executive officers with the opportunity to earn a cash bonus for each quarter during a year when we increased our earnings above a pre-determined minimum target.

2011 Incentive Program

The bonus arrangements for our executive officers for 2011 were approved by our compensation committee at its final meeting in 2010. The method of calculating the minimum performance targets and payout percentages for our named executive officers for 2011 did not change from that in place for 2010.

The 2011 cash incentive program applied to all of our executive officers. The specific programs for our named executive officers are included in the table below. Each named executive officer’s cash bonus for each quarter during 2011 was determined by applying the payout percentage listed opposite his name below to the amount by which pre-tax earnings of the officer’s area of responsibility or net earnings of the company (as specified in the table below) for that quarter exceeded 105% of such earnings in the same quarter of 2010 (the ‘minimum target’).

Name	Earnings type	Payout percentage
Mr. Oberton	Company-wide pre-tax earnings	2.25%
Mr. Florness	Company-wide net earnings	1.50%
Mr. Lundquist	Pre-tax earnings[1]	2.60%
Mr. Hein	Pre-tax earnings[1]	2.00%
Mr. Jansen	Company-wide pre-tax earnings	0.80%

[1]

The cash bonuses for Mr. Lundquist and Mr. Hein were based on growth in pre-tax earnings for the respective geographic areas under their leadership. Mr. Lundquist is the leader of our eastern United States area and Mr. Hein is the leader of our western United States area.

The following table sets out, for each quarter in 2011, our actual and minimum target pre-tax earnings and net earnings on a company-wide basis for that quarter. (As indicated above, the ‘minimum target’ amount is 105% of such earnings in the same quarter of 2010.)

2011	Actual pre-tax earnings	Minimum target pre-tax earnings	Actual net earnings	Minimum target net earnings
First quarter	$128,811,000	$95,202,000	$79,547,000	$58,836,000
Second quarter	$150,182,000	$117,731,000	$94,112,000	$72,625,000
Third quarter	$155,319,000	$126,737,000	$96,798,000	$78,744,000
Fourth quarter	$140,769,000	$112,501,000	$87,472,000	$68,419,000

The approximate percentage of the actual and minimum target pre-tax earnings of the company for each quarter in 2011 attributable to the area under Mr. Lundquist’s leadership was 43%. The approximate percentage of the actual and minimum target pre-tax earnings of the company for each quarter in 2011 attributable to the area under Mr. Hein’s leadership was 50%.

2012 Incentive Program

The bonus arrangements for our executive officers for 2012 were approved by our compensation committee at its first meeting in 2012. Consistent with our philosophy of rewarding our executives in a manner directly related to increasing the profitability of our business, as opposed to an arbitrary and changing percentage award based on less determinable factors, the method of calculating the minimum performance targets and payout percentages for our named executive officers for 2012 did not change from that in place at the end of 2011.

Cash Incentive Programs Generally

The cash bonuses for each of Mr. Oberton, Mr. Lundquist, Mr. Hein, and Mr. Jansen are based on growth in pre-tax earnings of the officer’s area of responsibility. The compensation committee selected pre-tax earnings as the appropriate metric for calculating cash bonuses for those officers because of our belief that the focus of the executive officers should be on profitability. The cash bonuses for Mr. Florness are based on growth in company-wide net earnings, rather than pre-tax earnings, because his responsibilities allow him to affect our entire financial position including our tax position.

The compensation committee believes that no named executive officer should earn a cash bonus for a quarter unless financial performance has improved, and therefore sets the minimum targets for each quarter at a higher level than the earnings achieved for the same quarter in the prior year. The compensation committee requires 5% growth in earnings before any bonuses can be earned due to our belief that growth at that level is achievable with superior effort and will generate the cash necessary to expand the company’s operations in accordance with our business plans and increase shareholder value.

The payout percentage used to calculate the amount of each named executive officer’s quarterly cash bonus reflects the officer’s track record in his current position (i.e., newly promoted executives historically have had to prove themselves in their new positions before earning higher payout percentages) and relative ability to impact profitability.

Under the terms of the incentive plan, our compensation committee has the discretion and authority to reduce, but not increase, the amount of any cash incentive otherwise payable in accordance with the performance objectives established pursuant to the incentive plan. However, the compensation committee has the discretion to award cash incentives to any employees, including the named executive officers, outside of the incentive plan, in which case the compensation committee’s discretion to pay cash incentives absent the attainment of specified performance objectives or to reduce or increase the size of the payouts from those determined by application of specified performance objectives would not be limited. The compensation committee has not historically exercised such discretion, including during 2011.

We do not believe it is necessary for our executive cash incentive programs to be capped, as cash bonus payments to our executive officers are tied directly to our financial performance so that they only increase if and to the extent the company’s profitability grows. In furtherance of our goal of keeping our compensation programs simple, understandable and transparent, we do not base the cash incentives paid to our executive officers on achievement of multiple performance metrics. In our view, the use of multiple performance metrics would not serve to mitigate business risk, primarily because the impact of executive business decisions is very quickly reflected in our financial results and any resulting cash incentive bonuses.

Fastenal does not currently have a compensation recovery (or claw back) policy requiring us to recover cash incentives previously paid to our executive officers or others in the event of a restatement of previously reported financial results. However, we expect to adopt such a policy with respect to our executive officers when SEC and stock exchange rules and regulations governing such policies are finalized and become effective. We believe our cash incentive arrangements, under which bonuses are earned only upon an improvement in profitability as measured by objective criteria and determined using a methodology and variables that are substantially consistent from year to year, help us avoid the pitfalls of other compensation systems that reward executives when their companies do well but insulate them from the consequences when their companies do poorly.

Long-term incentives

During 2007, we began to place an increasing emphasis on compensation tied to the market price of Fastenal’s common stock, using stock options granted pursuant to the stock option plan which was approved by our shareholders. We believe that the equity based element of our compensation program, which allows our executive officers to earn additional compensation based on the appreciation of our stock, facilitates the retention of executive officers. We also feel these incentives help to further align management’s interest, regardless of their individual stock ownership position, with the interests of our shareholders. As part of our long-term equity incentive program, we have not established requirements for executive officers to hold specific or minimum levels of investment in company stock, as we believe such a requirement would be contrary to individual and independent personal financial decision making which is part of our entrepreneurial culture.

On April 19, 2011, our compensation committee granted to our employees options to purchase a total of 410,000 shares of our common stock with a ‘strike price’ of $35 per share. None of these grants were made to our named executive officers. Our named executive officers hold options that were issued as part of larger grants to employees in April 2007 and April 2009. These grants were made at levels designed to provide the recipients with an attractive capital accumulation opportunity should earnings and shareholder values grow at acceptable levels and to facilitate retention of critical employees as part of the company’s continuity planning. For 2011, our compensation committee believed that the options granted to our executive officers in 2007 and 2009 provided a reasonable incentive to those officers and, accordingly, no additional options were granted to any of them in 2011.

Of the 6,660,000 total stock options granted by the company since April 2007, an aggregate of 1,800,000 are held by executive officers. The options held by executive officers vest and become exercisable over a period of five, seven, or eight years from the date of grant with such staggered vesting intended to ensure continuity of leadership.

In order to avoid any perception that the timing of stock option grants is designed to take advantage of undisclosed financial information, we make all such grants in April of each year (typically around the time of the annual shareholders’ meeting). Our compensation committee is currently evaluating the granting of additional options in 2012. The compensation committee expects to finalize its decision in April 2012.

Other Compensation

We make annual profit sharing contributions to our executive officers’ 401(k) plan accounts. We allocate the annual profit sharing contribution made to all employees participating in our 401(k) plan, including our executive officers, based on the same formula. Our executive officers are also entitled to participate in the same health and welfare plans as those made available to our employees generally. Our executive officers do not receive any other perquisites or other personal benefits or property from us.

Market Competitiveness Review

In making executive compensation decisions, both with respect to total compensation and individual elements of compensation, our compensation committee reviews executive compensation data for a peer group of companies in order to stay informed of practices and executive pay levels in the marketplace. However, it does not establish specific compensation parameters based on such data, nor does it set the levels of compensation for our executive officers, or individual elements of that compensation, by applying any specific discount or premium to peer group compensation data.

The peer group whose data was reviewed by the compensation committee in connection with the establishment of Fastenal’s executive compensation for 2011 consisted of the four companies selected for comparison in the preparation of our stock performance graph (Lawson Products, Inc., MSC Industrial Direct Co., Inc., Airgas, Inc., and W.W. Grainger, Inc.) and, in order to reduce the statistical impact outliers in a small peer group could have on the evaluation of our executive compensation, six additional companies (Anixter International, Inc., Applied Industrial Technologies, Inc., DXP Enterprises, Inc., Genuine Parts Company, Interline Brands, Inc. and Kaman Corporation). These companies were selected from the top 16 industrial supply companies, based on revenue, as ranked by Industrial Distribution magazine, and made a part of our peer group because of their commonalities with our business in that they utilize similar methods of sourcing, distribution, and selling products, and because each has publicly available information. The median revenue of the peer group for 2010 (the most recent year for which financial information for the peer group is available), and the median market capitalization of the peer group are less than Fastenal’s. The median revenue of the peer group in 2010 was $1.9 billion (the range of the group was $316.8 million to $11.2 billion), compared to Fastenal’s $2.8 and $2.3 billion in 2011 and 2010, respectively, while the median market capitalization of the peer group on December 31, 2010 was $1.7 billion (the range of the group was $212.3 million to $9.6 billion), compared with Fastenal’s $12.9 and $8.8 billion on December 31, 2011 and 2010, respectively.

In comparing Fastenal’s executive compensation levels to those of its peer group, the compensation committee looked at base salary, cash incentives, other compensation (which includes stock options, other types of equity compensation, pensions, and perquisites), and total compensation.

For 2010 (the most recent year for which information regarding the peer group’s executive compensation is available), the total compensation provided to Fastenal’s named executive officers was less than the median total compensation provided to the named executive officers of the peer group. With respect to the components of such total compensation, the base salary of Fastenal’s named executive officers was less than the median base salary of the named executive officers of the peer group. The cash incentive pay of Fastenal’s named executive officers, was higher than the median cash incentive pay of the named executive officers of the peer group because of Fastenal’s comparatively strong financial results and ‘pay for performance’ philosophy. The other compensation of Fastenal’s named executive officers was significantly lower than the median other compensation of the named executive officers of the peer group, as no equity compensation was awarded to Fastenal’s executives during 2010 and Fastenal’s executives receive no special perquisites. This is in contrast to the peer group, which provided almost 50% of the total compensation to their named executive officers in 2010 in the form of equity incentives or perquisites.

Deductibility of Executive Compensation

We are mindful of the potential impact upon Fastenal of Section 162(m) of the Internal Revenue Code, which prohibits public companies from deducting certain executive remuneration in excess of $1,000,000 annually. While reserving our right to offer such compensation arrangements as may from time to time be necessary to attract and retain top-quality management, we intend generally to structure such arrangements, where feasible, so as to minimize or eliminate the impact of the limitations of Section 162(m). No non-deductible compensation was paid to our named executive officers in 2011, and the amount of non-deductible compensation paid to our named executive officers in prior years was minimal.

Conclusion

The compensation committee believes the combination of base salaries, individual performance based cash incentive arrangements, stock option awards, and other compensation, are fair and reasonable and that the interests of our executive officers are and will remain closely aligned with the long-term interests of Fastenal and our shareholders.

Summary of Compensation

Set out in the following table is information with respect to the compensation of our named executive officers for services rendered during each of the last three years:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Willard D. Oberton Chief Executive Officer and President	2011 2010 2009	490,000 482,500 485,000	(4) (4) (4)	— — —	— — —	— — —	2,765,453 2,661,199 —	— — —	3,458 2,500 —	3,258,911 3,146,199 485,000

Daniel L. Florness Executive Vice President and Chief Financial Officer	2011 2010 2009	250,000 250,000 250,000		— — —	— — —	— — —	1,189,579 1,076,718 —	— — —	3,458 2,500 —	1,443,037 1,329,218 250,000

Nicholas J. Lundquist Executive Vice President—Sales	2011 2010 2009	375,000 375,000 375,000		— — —	— — —	— — —	1,305,416 1,381,047 —	— — —	3,458 2,500 —	1,683,874 1,758,547 375,000

Leland J. Hein Executive Vice-President—Sales	2011 2010 2009	250,000 250,000 250,000		— — —	— — —	— — 181,750	1,107,230 930,445 —	— — —	3,458 2,500 —	1,360,688 1,182,945 431,750

James C. Jansen Executive Vice-President—Operations	2011 2010 2009	200,000 200,000 200,000		— — —	— — —	— — 181,750	983,271 946,203 —	— — —	3,458 2,500 —	1,186,729 1,148,703 381,750

(1)	This column sets out the grant date fair value of all option grants made during each respective year. We calculated this value in accordance with generally accepted accounting principles utilizing the assumptions set forth in the notes to our consolidated financial statements included in our 2011 annual report on Form 10-K.
(2)	This column sets out cash bonuses earned (rather than paid) in the respective year.
(3)	This column sets out our annual profit sharing contribution under our 401(k) plan.
(4)	This amount includes $15,000, $7,500, and $10,000 paid to Mr. Oberton in 2011, 2010, and 2009, respectively, in his capacity as one of our directors. See ‘Corporate Governance – Compensation of our Directors’ earlier in this document.

Grant of Plan-Based Awards

Set out in the following table is information with respect to awards, if any, made in 2011 to our named executive officers under our cash incentive plan and stock option plan.

GRANT OF PLAN-BASED AWARDS

								All Other	All Other
		Estimated Possible Payouts Under						Stock Awards:	Option Awards:
		Non-Equity Incentive Plan Awards			Estimated Future Payouts Under			Number of	Number of	Exercise or	Grant Date
		(1)			Equity Incentive Plan Awards			Shares of	Securities	Base Price	Fair Value
								Stock or	Underlying	of Option	of Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Option
Name	Date	($) (2)	($) (3)	($) (2)	($)	($)	($)	(#)	(#)	($ / Sh)	Awards
Willard D. Oberton	—	—	2,661,200	—	—	—	—	—	—	—	—
Daniel L. Florness	—	—	1,076,700	—	—	—	—	—	—	—	—
Nicholas J. Lundquist	—	—	1,381,000	—	—	—	—	—	—	—	—
Leland J. Hein	—	—	938,300	—	—	—	—	—	—	—	—
James C. Jansen	—	—	946,200	—	—	—	—	—	—	—	—

(1)	The awards under the cash bonus arrangements for each of the named executive officers were payable at the end of each fiscal quarter based on financial results for that fiscal quarter, and none of those awards could result in future payouts. The cash bonus formulas for each of the named executive officers are described above in ‘Compensation Discussion and Analysis – Compensation of Executives – Quarterly Cash Incentives – 2011 Incentive Program’. The actual amounts earned during 2011 under these cash bonus arrangements by the named executive officers are reported in the ‘Summary Compensation Table’ column captioned ‘Non-Equity Incentive Plan Compensation’.
(2)	There were no thresholds or maximum payouts under the 2011 cash bonus arrangements.
(3)	The target payouts were calculated by applying the payout percentages for these named executive officers in the year just ended (2011) to the amount by which pre-tax or net earnings in 2010 exceed 105% of 2009 pre-tax or net earnings.

Outstanding Equity-Based Awards

Set out in the following table is information with respect to each named executive officer’s outstanding equity awards as of the end of 2011. The equity awards consist solely of options granted under our existing stock option plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Willard D. Oberton	450,000	50,000	—	$22.50	4/17/2007	5/31/2013	—	—	—	—
Daniel L. Florness	100,000	100,000	—	$22.50	4/17/2007	5/31/2016	—	—	—	—
Nicholas J. Lundquist	180,000	20,000	—	$22.50	4/17/2007	5/31/2013	—	—	—	—
	64,000	36,000		$22.50	4/17/2007	5/31/2015
Leland J. Hein	50,000	50,000	—	$22.50	4/17/2007	5/31/2016	—	—	—	—
	—	50,000		$27.00	4/21/2009	5/31/2018
James C. Jansen	50,000	50,000	—	$22.50	4/17/2007	5/31/2016	—	—	—	—
	—	50,000		$27.00	4/21/2009	5/31/2018

(1)	Each option with an option expiration date of May 31, 2013 will vest and become exercisable over a period of five years. Each option with an option expiration date of May 31, 2015 will vest and become exercisable over a period of seven years. Each option with an option expiration date of May 31, 2016 or May 31, 2018 will vest and become exercisable over a period of eight years. Each option will become 50% vested and exercisable halfway through the relevant vesting period and the remainder will vest and become exercisable proportionately each year thereafter.

Option Exercises

SEC regulations state that we must disclose information in this proxy statement, in a tabular format, regarding options to purchase Fastenal stock that have been exercised by named executive officers during our last completed year. No stock options were exercised by named executive officers in 2011.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Willard D. Oberton	—	—	—	—
Daniel L. Florness	—	—	—	—
Nicholas J. Lundquist	—	—	—	—
Leland J. Hein	—	—	—	—
James C. Jansen	—	—	—	—

Pension Benefits

SEC regulations state that we must disclose information in this proxy statement, in a tabular format, regarding any plans that provide for retirement payments or benefits other than defined contribution plans. We have never had any such benefit plan and do not anticipate creating any such plan in the future. As a result, we have omitted this table.

Non-Qualified Deferred Compensation

SEC regulations state that we must disclose information in this proxy statement, in a tabular format, regarding defined contribution or other plans that provide for deferral of compensation on a basis that is not tax-qualified. We have never had any such benefit plan and do not anticipate creating such a plan in the future. As a result, we have omitted this table.

Potential Payments upon Termination or Change-in-Control

SEC regulations state that we must disclose information in this proxy statement regarding agreements, plans or arrangements that provide for payments or benefits to our executive officers in connection with any termination of employment or change in control of Fastenal. We are not parties to any such agreement, plan or arrangement other than our stock option plan, which provides that, in the event of any merger or similar transaction in which Fastenal is not the surviving or acquiring corporation or in the event of the dissolution or liquidation of Fastenal, all unvested options will become immediately exercisable unless, in the case of a merger or similar transaction, the agreement governing the transaction specifically provides for the substitution of securities of another corporation for the shares underlying the options. If any such transaction or event had occurred on December 31, 2011 and the price per share of our common stock payable in connection with such transaction or event equaled the closing sales price of a share of our common stock on the NASDAQ Stock Market on such date (closing price was $43.61 per share), and if we elected to accelerate the vesting of all options, then each of our named executive officers would have received the following payments in respect of their options (assuming full exercise of the same):

	Options	Option exercise	Payment
Name	outstanding	price	value
Willard D. Oberton	500,000	$22.50	$10,555,000
Daniel L. Florness	200,000	$22.50	$4,222,000
Nicholas J. Lundquist	300,000	$22.50	$6,333,000
Leland J. Hein	150,000	$22.50/$27.00	$2,941,500
James C. Jansen	150,000	$22.50/$27.00	$2,941,500

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth, as of February 1, 2012 (unless otherwise noted), the ownership of Fastenal common stock by each shareholder who is known by us to own beneficially more than 5% of our outstanding common stock, by each director and nominee for the office of director, by our named executive officers, and by all directors and executive officers as a group. On February 1, 2012 there were 295,278,974 shares of Fastenal common stock issued and outstanding.

Name and, if Required, Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage of Outstanding Shares
Robert A. Kierlin
P.O. Box 302	13,625,800	(2)	4.61%
Winona, Minnesota 55987
Stephen M. Slaggie	10,658,028	(3)	3.61%
Michael M. Gostomski	1,012,148	(4)	*
Willard D. Oberton	1,036,304	(5)	*
Michael J. Dolan	28,000		*
Reyne K. Wisecup	100,000	(6)	*
Hugh L. Miller	36,826	(7)	*
Michael J. Ancius	4,530	(8)	*
Scott A. Satterlee	8,000	(9)	*
Daniel L. Florness	141,213	(10)	*
Nicholas J. Lundquist	400,935	(11)	*
Leland J. Hein	60,475	(12)	*
James C. Jansen	63,979	(13)	*
Ruane, Cunniff & Goldfarb Inc.
767 Fifth Avenue	21,871,390	(14)	7.41%
New York, New York 10153-4798
The Bank of New York Mellon Corporation
One Wall Street, 31st Floor	15,169,215	(15)	5.14%
New York, New York 10286
T. Rowe Price Associates, Inc.
100 East Pratt Street	35,416,608	(16)	12.00%
Baltimore, Maryland 21202
The Vanguard Group, Inc.	17,050,652	(17)	5.77%
100 Vanguard Blvd. Malvern, PA 19355
Directors and executive officers as a group (16 persons)	27,275,082		9.24%

*	Less than 1%.
(1)	Except as otherwise indicated in the notes below, the listed beneficial owner has sole voting power and investment power with respect to such shares.
(2)	Includes 800 shares held by Mr. Kierlin’s wife, of which Mr. Kierlin disclaims beneficial ownership.
(3)	Includes 839,320 shares held by Mr. Slaggie’s wife, of which Mr. Slaggie disclaims beneficial ownership. Also includes 7,700 shares held by the Slaggie Family Foundation. Mr. Slaggie and members of his family (including his wife and certain of his children) are directors, officers, and members of the foundation, and as such, share voting and investment power with respect to the shares of our common stock held by the foundation. Mr. Slaggie disclaims beneficial ownership of the shares held by the foundation.
(4)	Includes 920,656 shares held in Mr. Gostomski’s revocable living trust, over which Mr. Gostomski has voting and investment power, and 63,046 shares held in a revocable living trust of Mr. Gostomski’s wife, over which Mr. Gostomski’s wife has voting and investment power. Mr. Gostomski disclaims beneficial ownership of the shares held in his wife’s revocable living trust. Further includes 24,000 shares held in a charitable remainder unit trust. Mr. Gostomski and his wife share voting and investment power over the shares held by this trust, and Mr. Gostomski disclaims beneficial ownership of such shares.
(5)	Includes 136,912 shares held by Mr. Oberton’s wife and stock options to acquire 450,000 shares at an exercise price of $22.50 per share that are immediately exercisable, and approximately 600 shares attributable to the account of Mr. Oberton in our 401(k) plan as of December 31, 2011. Mr. Oberton has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.

(6)	Consists of 10,000 shares held jointly by Ms. Wisecup and her husband and stock options to acquire 90,000 shares at an exercise price of $22.50 per share that are immediately exercisable.
(7)	Includes 24,000 shares held in Mr. Miller’s revocable living trust, over which Mr. Miller has voting and investment power, and 12,000 shares held jointly by Mr. Miller and his wife.
(8)	Consists of 4,530 shares held jointly by Mr. Ancius and his wife.
(9)	Consists of 8,000 shares held in Mr. Satterlee’s revocable living trust, over which Mr. Satterlee has voting and investment power.
(10)	Consists of 38,198 shares held jointly by Mr. Florness and his wife and stock options to acquire 100,000 shares at an exercise price of $22.50 per share that are immediately exercisable. Also includes approximately 3,015 shares attributable to the account of Mr. Florness in our 401(k) plan as of December 31, 2011. Mr. Florness has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.
(11)	Includes 20,000 shares held by Mr. Lundquist’s wife, and an aggregate of 10,000 shares held by Mr. Lundquist as custodian for his children and stock options to acquire 244,000 shares at an exercise price of $22.50 per share that are immediately exercisable. Also includes approximately 5,935 shares attributable to the account of Mr. Lundquist in our 401(k) plan as of December 31, 2011. Mr. Lundquist has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.
(12)	Consists of 5,000 shares held jointly by Mr. Hein and his wife and stock options to acquire 50,000 shares at an exercise price of $22.50 per share that are immediately exercisable. Also includes approximately 5,475 shares attributable to the account of Mr. Hein in our 401(k) plan as of December 31, 2011. Mr. Hein has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.
(13)	Includes 11,288 shares held jointly by Mr. Jansen and his wife, and an aggregate of 80 shares held by Mr. Jansen as custodian for his children and stock options to acquire 50,000 shares at an exercise price of $22.50 per share that are immediately exercisable. Also includes approximately 2,611 shares attributable to the account of Mr. Jansen in our 401(k) plan as of December 31, 2011. Mr. Jansen has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.
(14)

According to an amendment to a Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2011, Ruane, Cunniff & Goldfarb Inc., which is a registered investment advisor, has sole voting power with respect to 13,755,567 shares and sole investment power with respect to 21,871,390 shares.

(15)	According to a Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2011, The Bank of New York Mellon Corporation (‘BNY’), and certain of its direct and indirect subsidiaries, has sole voting power with respect to 12,674,674 shares, sole investment power with respect to 14,692,244 shares, shared voting power with respect to 360 shares and shared investment power with respect to 19,290 shares.
(16)

According to an amendment to a Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2011, T. Rowe Price Associates, Inc., which is a registered investment advisor, has sole voting power with respect to 9,764,472 shares and sole investment power with respect to 35,416,608 shares.

(17)	According to a Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2011, The Vanguard Group, Inc., which is a registered investment advisor, and Vanguard Fiduciary Trust Company, its wholly-owned subsidiary, has sole voting power with respect to 412,742 shares, sole investment power with respect to 16,637,910 shares, and shared investment power with respect to 412,742 shares.

ADDITIONAL MATTERS

If you are a registered shareholder, our 2011 annual report, including financial statements, is being mailed to you with this proxy statement. If you are a shareholder who holds shares in street name, you will receive a notice regarding availability of proxy materials by mail from your broker. The notice will contain instructions as to how you can access our 2011 annual report over the internet. It will also tell you how to request a paper or e-mail copy of our 2011 annual report.

As of the date of this proxy statement, we know of no matters that will be presented for determination at the 2012 annual shareholders meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the shares represented by the proxies solicited by our board of directors will be voted by the proxies named therein in accordance with their best judgment.

We will pay the cost of soliciting our board of directors’ form of proxy, which may include the reimbursement of brokers for forwarding solicitation materials to shareholders holding stock in street name. In addition to solicitation by the use of mail and the internet, our directors, officers, and employees may solicit proxies by telephone, personal contact, or special correspondence without additional compensation to them.

Our transfer agent is Wells Fargo Bank, N.A. All communications concerning registered shareholder accounts, including address changes, name changes, common stock transfer requirements, and similar issues, can be handled by contacting our transfer agent at 1-800-468-9716, or in writing at P.O. Box 64854, St. Paul, Minnesota 55164, Attention: Shareholder Services.

If you wish to obtain a copy of our annual report on Form 10-K filed with the SEC for 2011, you may do so without charge by writing to Internal Audit, at our offices, 2001 Theurer Boulevard, Winona, Minnesota 55987-0978.

DEADLINES FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Any shareholder proposal intended to be presented at the 2013 annual meeting and desired to be included in our proxy statement for that annual meeting must be received by us at our principal executive office no later than November 2, 2012 in order to be included in such proxy statement. We must receive any other shareholder proposals intended to be presented at our 2013 annual meeting at our principal executive office no later than December 18, 2012.

By Order of the board of directors,

Daniel L. Florness
Executive Vice-President and Chief Financial Officer

February 23, 2012

Appendix A

FASTENAL COMPANY

INCENTIVE PLAN

(As Amended and Restated April 1, 2012)

1. Purpose. The purpose of the Fastenal Company Incentive Plan (the “Plan”) is to advance the interests of Fastenal Company and its shareholders by promoting the Company’s pay for performance philosophy, attracting and retaining key employees of the Company and its subsidiaries, and stimulating the efforts of such employees toward the continued success and growth of the Company’s business. Amounts paid pursuant to the Plan are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

2. Definitions. When the following terms are used with capital letters in this Plan, they will have the meanings indicated:

(a) “Award” means an incentive award which, subject to the terms and conditions prescribed by the Committee, entitles a Participant to receive a cash payment from the Company or a subsidiary employing the Participant in accordance with Section 3.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the Compensation Committee of the Board or such other committee as may be designated by the Board to administer the Plan.

(e) “Company” means Fastenal Company or any successor thereto.

(f) “Covered Officer” means any Participant who is, or is designated by the Committee at or prior to the grant of an Award hereunder as a person who may be, a “covered employee” within the meaning of Section 162(m)(3) of the Code for the Performance Period as to which the Award is payable, and for whom the Committee intends that the Award constitute Performance-Base Compensation.

(g) “Eligible Employee” means any employee of the Company or any of its subsidiaries.

(h) “Participant” means an Eligible Employee designated by the Committee to participate in the Plan as provided in Section 3.1. Designation by the Committee as a Participant for a specific Performance Period or series of Performance Periods does not confer on the Participant the right to participate in the Plan for any other Performance Periods.

(i) “Performance-Based Compensation” means an Award that is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

(j) “Performance Measures” means one or a combination of two or more of the following performance-based metrics as approved by the Committee: net sales; net earnings; earnings before one or more of interest, income taxes, depreciation, amortization and other adjustments; earnings per share (basic or diluted); profitability as measured by return ratios (including return on assets, return on equity, return on investment and return on net sales) or by the degree to which any of the foregoing earnings measures exceed a percentage of net sales; cash flow; market share; margins (including one or more of gross, operating and net earnings margins); stock price; total shareholder return; economic value added; and working capital. In addition, for any Award to a Participant who is not a Covered Officer or that is not intended to constitute Performance-Based Compensation, Performance Measures may include, alone or in combination with any of the foregoing Performance Measures, any other measure of performance as determined by the Committee. Any Performance Measure utilized may be expressed in absolute amounts, on a per share basis (basic or diluted), as a growth rate or change from preceding periods, as a comparison to the performance of specified companies or other external indices or measures, or as a percentage of any of the criteria, and may relate to one or any combination of corporate (including such direct and indirect subsidiaries of the Company as the Committee may determine or on such consolidated basis as the Committee may determine), group, unit, division, affiliate or individual performance.

(k) “Performance Period” means the period of time specified by the Committee, which shall be at least one fiscal quarter in duration for any Covered Officer, over which the degree of attainment of specified Performance Measures will be measured.

3. Awards.

3.1 Allocation of Awards. Prior to the earlier of (i) 90 days following the commencement of a Performance Period or (ii) the passage of 25 percent of the duration of such Performance Period, the Committee will designate such Eligible Employees as it deems appropriate to participate in the Plan for such Performance Period. The Committee’s designation of an Eligible Employee as entitled to participate in the Plan may be for a single Performance Period, or for a fixed or indefinite series of future Performance Periods, in its discretion. A designation for more than one Performance Period shall be subject to the Participant’s continued employment by the Company or its subsidiaries, and may be rescinded at any time as to future Performance Periods by the Committee. Awards may be granted to a Participant in such amounts and on such terms as may be determined by the Committee. At the time an Award is made, the Committee will specify the terms and conditions that will govern the Award, which will include that the Award will be earned only upon, and to the extent that, the applicable Performance Measures as described in Section 3.2 are satisfied over the course of the applicable Performance Period. Different terms and conditions may be established by the Committee for different Awards and for different Participants.

3.2 Performance Measures. The payment of an Award will be contingent upon the degree of attainment over the applicable Performance Period of one or more performance goals based on Performance Measures described in Section 2(j). For any Performance Period, the Committee will select the applicable Performance Measure(s), specify the performance goal(s) based on those Performance Measures, and specify in terms of an objective formula or standard the method for calculating the amount payable to a Participant if the performance goal(s) are satisfied, all prior to the earlier of (i) 90 days following the commencement of the Performance Period or (ii) the passage of 25 percent of the duration of the Performance Period. In specifying the performance goals applicable to any Performance Period, the Committee may provide that one or more objectively determinable adjustments shall be made to the Performance Measures on which the performance goals are based, which may include adjustments that would cause such measures to be considered “non-GAAP financial measures” within the meaning of Rule 101 under Regulation G promulgated by the Securities and Exchange Commission. The Committee may, in its discretion, modify the performance goals applicable to a Performance Period if it determines that as a result of changed circumstances, such modification is required to reflect the original intent of such Performance Measures. However, no such modification may be made to the extent it would increase the amount of Performance-Based Compensation that would otherwise be payable to any Participant who is a Covered Officer.

3.3 Maximum Amount of Awards. No Participant who is a Covered Officer shall be entitled to receive an Award payment for any Performance Period that exceeds the greater of (i) $1,000,000 for a quarterly Performance Period (or the corresponding multiple of that amount for any Performance Period that is more than one quarter in duration), or (ii) 4.5% of the amount by which the Company’s earnings before income taxes for the Performance Period exceed 105% of the Company’s earnings before income taxes for the comparable fiscal period in the immediately preceding calendar year. For purposes of this Section 3.3, the Company’s earnings before income taxes for any period shall be such amount as is reported for that period in the Company’s periodic reports filed with the Securities and Exchange Commission.

3.4 Adjustments. The Committee is authorized at any time during or after a Performance Period, in its sole and absolute discretion, to reduce or eliminate the amount of an Award otherwise payable to any Participant for any reason. No reduction in the amount of an Award payable to any Participant shall increase the amount of an Award payable to any other Participant.

3.5 Payment of Awards. Following the completion of each Performance Period, the Committee shall certify in writing the degree to which the specified performance goals based on the Performance Measures selected for that Performance Period were attained and the resulting amounts payable to Participants in connection with Awards for that Performance Period. Each Participant shall receive payment in cash of the Award as soon as practicable following the Committee’s determination and certification made pursuant to this Section 3.5.

4. Administration.

4.1 Authority of Committee. The Committee shall administer this Plan. The Committee shall have exclusive power, subject to the limitations contained in this Plan, to make Awards and to determine when and to whom Awards will be granted, and the form, amount and other terms and conditions of each Award, subject to the provisions of this Plan. The Committee shall have the authority to interpret this Plan and any Award made under this Plan, to establish, amend, waive and rescind any rules and regulations relating to the administration of this Plan, and to make all other determinations necessary or advisable for the administration of this Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent it shall deem desirable. The determinations of the Committee in the administration of this Plan, as described herein, shall be final, binding and conclusive, subject to the provisions of this Plan. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee.

4.2 Indemnification. To the greatest extent permitted by law, (i) no member or former member of the Committee shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award made under the Plan, and (ii) the members or former members of the Committee shall be entitled to indemnification by the Company against and from any loss incurred by such members by reason of any such actions and determinations.

5. Effective Date of the Plan. The Plan as amended and restated shall become effective as of April 1, 2012 so long as the amendment and restatement of the Plan has been approved by the Company’s shareholders no later than June 30, 2012. If the Company’s shareholders do not approve the amended and restated Plan, the Plan shall continue in effect in the form it existed prior to the amendment and restatement. The Plan shall remain in effect until it has been terminated pursuant to Section 8.

6. Right to Terminate Employment. Nothing in the Plan shall confer upon any Participant the right to continue in the employment of the Company or any of its subsidiaries or affect any right which the Company or any of its subsidiaries may have to terminate the employment of a Participant with or without cause.

7. Tax Withholding. The Company or any applicable subsidiary shall have the right to withhold from cash payments under the Plan to a Participant or other person an amount sufficient to cover any required withholding taxes.

8. Amendment, Modification and Termination of the Plan. The Board or Committee may at any time terminate, suspend or modify the Plan and the terms and provisions of any Award to any Participant which has not been paid. Amendments are subject to approval of the Company’s shareholders only if such approval is necessary to maintain the Plan in compliance with the requirements of Section 162(m) of the Code, its successor provisions or any other applicable law or regulation. No Award may be granted during any suspension of the Plan or after its termination.

9. Unfunded Plan. The Plan shall be unfunded, and neither the Company nor any of its subsidiaries shall be required to segregate any assets that may at any time be represented by Awards under the Plan. No Participant shall, by virtue of this Plan, have any interest in any specific assets of the Company or any of its subsidiaries.

10. Other Benefit and Compensation Programs. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company shall be construed as creating any limitation on the power of the Board or Committee to adopt such other incentive arrangements as it may deem appropriate. Payments received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular recurring compensation for purposes of the termination, indemnity or severance pay law of any state and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or any of its subsidiaries unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines otherwise.

11. Governing Law. To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota and construed accordingly.

12. Other Provisions.

12.1 Non-transferability. Participants and beneficiaries shall not have the right to assign, pledge or otherwise dispose of any part of an Award under this Plan.

12.2 Termination of Employment. Except as otherwise provided in this section, no Award shall be paid to a Participant who is not actively employed by the Company or one of its subsidiaries as of the end of the applicable Performance Period. If a Participant’s employment with the Company and its subsidiaries ends during a Performance Period, the Committee may, in its discretion, determine that the Participant (or his or her beneficiaries) shall be paid a pro rata portion of the Award payment that the Participant would have received but for the fact that the Participant’s employment ended. Any such pro rated Award payment will be paid at the same time as other Award payments with respect to the applicable Performance Period.

12.3 Compensation Recovery Policy. To the extent that any Award under this Plan and any compensation associated therewith is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such Award and any compensation associated therewith shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or the Committee in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s common stock is then listed. Any agreement or other document evidencing such an Award may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

APPENDIX B

PROPOSED NEW ARTICLE XI OF THE COMPANY’S RESTATED ARTICLES OF INCORPORATION

ARTICLE XI

Subject to the rights, if any, of the holders of one or more classes or series of Preferred Stock issued by the corporation, voting separately by class or series to elect directors in accordance with the terms of such Preferred Stock, each director of the corporation shall be elected at a meeting of shareholders by the vote of the majority of the votes cast with respect to that director, provided that directors of the corporation shall be elected by a plurality of the votes present and entitled to vote on the election of directors at any such meeting for which the number of nominees (other than nominees withdrawn on or prior to the day preceding the date the corporation first mails its notice for such meeting to the shareholders) exceeds the number of directors to be elected. For purposes of this Article XI, a majority of the votes cast means that the votes entitled to be cast by the holders of all then outstanding shares of voting stock of the corporation that are voted “for” a director must exceed the votes entitled to be cast by the holders of all then outstanding shares of voting stock of the corporation that are voted “against” that director.

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FASTENAL COMPANY 2001 THEURER BOULEVARD WINONA, MN 55987 ATTN: JEAN DUBOIS

VOTE BY INTERNET — www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by our company in mailing shareholder communications, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Fastenal Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M40625-P19131-Z56985	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FASTENAL COMPANY	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following proposals 1, 2, 3, 4 and 5:
	☐	☐	☐

1. Election of Directors:
Nominees:
01) Robert A.Kierlin	06) Reyne K. Wisecup
02) Stephen M. Slaggie	07) Hugh L. Miller
03) Michael M. Gostomski	08) Michael J. Ancius
04) Willard D. Oberton	09) Scott A. Satterlee
05) Michael J. Dolan

	For	Against	Abstain

2. Ratification of the appointment of KPMG LLP as independent registered public accounting firm for the 2012 fiscal year.	☐	☐	☐

3. Approval, by non-binding vote, of Fastenal Company’s executive compensation.	☐	☐	☐

4. Approval of an amended and restated Fastenal Company Incentive Plan.	☐	☐	☐

5. Approval of an amendment to the restated articles of incorporation of Fastenal Company to require a majority vote for the election of directors.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Jointly owned shares will be voted as directed if one owner signs unless another owner instructs to the contrary, in which case the shares will not be voted. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M40626-P19131-Z56985

FASTENAL COMPANY

Annual Meeting of Shareholders

April 17, 2012 10:00 AM Central Time

This proxy is solicited by the Board of Directors

By signing this proxy, you revoke all prior proxies and appoint Stephen M. Slaggie, Michael M. Gostomski and Willard D. Oberton, and each of them, as Proxies, each with full power of substitution, to vote, as designated on the reverse side, at the Annual Meeting of Shareholders to be held on April 17, 2012, and at any adjournment thereof, all shares of common stock of Fastenal Company registered in your name at the close of business on February 22, 2012.

This proxy, when properly executed, will be voted as specified on the reverse side, but, if no direction is given, this proxy will be voted FOR Items 1, 2, 3, 4 and 5. Notwithstanding the foregoing, if this proxy is to be voted for any nominee named on the reverse side and such nominee is unwilling or unable to serve, this proxy will be voted for a substitute in the discretion of the Proxies. The Proxies are authorized to vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side